SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

TUTOR PERINI CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 29, 2013

TO THE SHAREHOLDERS OF TUTOR PERINI CORPORATION:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of TUTOR PERINI CORPORATION, a Massachusetts corporation (the “Company”, “Tutor Perini”, “we”, “us”, or “our”) will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 29, 2013 at 10:00 a.m., Pacific Daylight Time.

At the meeting, holders of common stock, par value $1.00 per share, of the Company (the “Common Stock”) will consider and vote on the following matters:

1.	Elect ten (10) directors to hold office for a one-year term expiring at the Company’s 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	Consider and ratify the selection of Deloitte & Touche, LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2013;

3.	Consider an advisory vote on Tutor Perini’s executive compensation plans and programs; and

4.	Such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on April 8, 2013 as the record date for the determination of the shareholders entitled to vote at the meeting.  Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Securities and Exchange Commission (“SEC”) rules permit us to furnish proxy materials to shareholders over the Internet.  We have mailed to our shareholders a Notice of Internet Availability of Proxy Materials, which indicates how to access our proxy materials on the Internet.  We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need while reducing the environmental impact of our Annual Meeting.  If you would prefer to receive a paper copy of the proxy materials, you may request them by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. If you are a shareholder of record, you may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903 or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if requested, a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted.

By order of the Board of Directors,

William B. Sparks, Secretary

Sylmar, California
April 17, 2013

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on May 29, 2013

The Proxy Statement and 2012 Annual Report are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=106886&p=proxy

2013 ANNUAL MEETING OF SHAREHOLDERS

ANNUAL MEETING OF SHAREHOLDERS
OF TUTOR PERINI CORPORATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of TUTOR PERINI CORPORATION (the “Company”, “Tutor Perini”, “we”, “us” or “our”) of proxies for use in voting at the 2013 Annual Meeting of Shareholders (“Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 29, 2013, at 10:00 a.m. Pacific Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  On or about April 17, 2013 proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 were made available over the Internet to shareholders entitled to vote at the Annual Meeting.  A Notice of Internet Availability of Proxy Materials indicating how to access our proxy materials over the Internet was first sent, or given, to shareholders on or about April 17, 2013. The date of this proxy statement is April 17, 2013.

SHAREHOLDERS ENTITLED TO VOTE

The Board has fixed the close of business on April 8, 2013 as the record date for the determination of the shareholders entitled to vote at the Annual Meeting.  As of April 8, 2013, the Company had outstanding 47,575,692 shares of common stock.  Each share is entitled to one vote.

Only shareholders of record as of the close of business on April 8, 2013 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.  Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date.  However, all votes must be cast in the names of shareholders of record on the record date.

Shareholders wishing to attend the Annual Meeting can access directions found in the “Contact Us” section of our website at http://www.tutorperini.com.

ADMISSION TO THE MEETING

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of our common stock on the record date. If you are a stockholder of record, you may be asked to present valid picture identification, such as a driver's license or passport, for admission to the Annual Meeting. Seating and parking are limited.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability of Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you should obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting.

PROXIES AND VOTING PROCEDURES

As discussed in the Notice of Internet Availability of Proxy Materials you received in the mail, if you are a shareholder of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m. Pacific Daylight Time on May 28, 2013.  If you would prefer to receive a printed copy of the proxy materials, you may request it by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form which you may use to direct how your shares will be voted.

SHAREHOLDER VOTES REQUIRED

Proposal 1, election of each of the nominees for director, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting.  You may vote FOR any or all director nominees and/or WITHHOLD your vote from any or all of the director nominees.

Proposal 2, ratification of the selection of Deloitte & Touche, LLP as the Company’s independent auditors for fiscal 2013, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

Proposal 3, advisory (non-binding) vote on the Company’s executive compensation plans and programs as disclosed in the Compensation Discussion and Analysis section starting on page 16, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=106886&p=proxy.  On April 17, 2013, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and how to vote online.  If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the notice.  We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need while reducing the environmental impact of our Annual Meeting.

QUORUM

The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

ABSTENTIONS AND BROKER NON-VOTES

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter.  For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

Abstentions have no effect on any of the proposals discussed in this proxy statement.

If your shares are held in "street name," your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy.  Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers' unvoted shares on some routine matters.  If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm.  This ensures your shares will be voted at the meeting according to your instructions.

PROXY SOLICITATION

In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Tutor Perini has retained The Proxy Advisory Group, LLC (“PAG”), a proxy solicitation firm, to assist it in the solicitation of proxies for the Annual Meeting.  Tutor Perini will pay PAG a fee of up to $13,500 for its services.  In addition, Tutor Perini may pay PAG additional fees depending on the extent of additional services requested by Tutor Perini and will reimburse PAG for expenses incurred in connection with its engagement by Tutor Perini.

Tutor Perini pays the cost of soliciting proxies.

REVOCATION OF PROXIES

If you execute and return a form of proxy or vote electronically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by written notice to our Secretary, by the subsequent execution and delivery of another proxy, or by voting in person at the Annual Meeting.  Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and instead you must follow the directions provided by your broker to change those instructions.

ADJOURNMENTS AND POSTPONEMENTS

Although it is not currently expected, the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting in accordance with Tutor Perini’s bylaws.  In addition, the Board may postpone and reschedule the Annual Meeting prior to the meeting in accordance with Tutor Perini’s bylaws.  Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting, regardless of whether or not a quorum is present.

Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Tutor Perini shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

Pursuant to Massachusetts General Laws, the Board previously was divided into three classes, with each class serving a three-year term.  In consideration of recent corporate governance trends and best practices, on March 20, 2013, the Board, in accordance with the provisions of Massachusetts General Law, by majority vote elected to declassify the Board. As such, the terms of all current members of the Board of Directors will expire at the Annual Meeting of Shareholders on May 29, 2013.

The current Board of Directors consists of eleven (11) members, nine of whom are independent directors.  On April 5, 2013, Anthony R. Coscia, an independent director, notified the Company that he will not stand for re-election to the Company’s Board at the Annual Meeting.

The Board has nominated the following ten (10) directors to serve until the 2014 Annual Meeting of Shareholders. In accordance with our bylaws, each director nominee will be elected to serve a one-year term, unless he or she resigns, dies or is removed before his or her term expires, or until his or her successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since

Ronald N. Tutor	72	1997
Marilyn A. Alexander	61	2008
Peter Arkley	58	2000
Robert Band	65	1999
Michael R. Klein	71	1997
Martin R. Melone	71	2012
Robert L. Miller	72	2004
Raymond R. Oneglia	65	2000
Donald D. Snyder	65	2008
Dickran M. Tevrizian, Jr.	72	2011

The Board has affirmatively concluded that Messrs. Arkley, Klein, Melone, Miller, Oneglia, Snyder and Tevrizian, and Ms. Alexander qualify as independent directors under the independence standards established by Section 303A of the NYSE corporate governance rules.  Mr. Tutor and Mr. Band, both of whom are executive officers and employees of the Company, do not qualify as independent directors. More detailed information about the Board’s determination of director independence is provided in the section of this proxy statement titled “Director Independence” on pages 8 and 9.

The principal occupation and business experience of each director nominee is set forth below:

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008.  He is a member of the Board of Trustees of the University of Southern California.  With over 16 years at the Company and over 50 years in the industry, Mr. Tutor brings to our Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry.

Marilyn A. Alexander has served as director since 2008.  She has been an independent consultant since 2003, serving as principal of Alexander & Friedman LLC, a management consulting company since 2006.  She previously served as Senior Vice President and Chief Financial Officer of The Disneyland Resort from 2000 to 2003. She is also a member of the Board of Directors for DCT Industrial Trust, Inc., a publicly traded real estate investment trust (“REIT”) specializing in the ownership, acquisition, leasing, development, redevelopment and management of bulk distribution and light industrial properties, where she serves on the audit and nominating and corporate governance committees; a member of the Board of Governors of Chapman University, a non-profit organization; a member of the Board of Regents and a member of the finance and marketing and enrollment (chair) committees of Brandman University, a non-profit subsidiary of Chapman University; and a member of the board and audit committee of Torchmark Corporation, a publicly-traded holding company specializing in life and supplemental health insurance for middle income Americans.  She previously served as President and founding member of the Board of Directors of the Be Aware Foundation, a non-profit foundation, on the Board of Advisors of WalkStyles, Inc., a privately-held company, and on the Board of Directors of Equity Office Properties, PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Commercial Securities Trust, Inc. and PIMCO Strategic Global Government Fund, Inc., as well as New Century Financial Corporation. Ms. Alexander brings to our Board a wide range of management experience and financial expertise.

Peter Arkley has served as a director since May 2000. Since June 2011, he has served as Senior Managing Director, Construction Services Group of Alliant Insurance Services, an insurance and bonding brokerage firm.  From 1994 to 2008, he served as the Chairman/CEO of AON’s United States Construction Services Group, an insurance and bonding brokerage firm, and from 2008 until June 2011 he served as the Managing Principal/CEO of AON’s Global Construction Group. He is also a director of the Greater Los Angeles Zoo Association, a non-profit organization. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets.  Mr. Arkley provides the Board insight on risk management and financial service matters.

Robert Band has served as a director since May 1999. He has also served as President since May 1999 and as Chief Operating Officer from March 2000 to March 2009. He has served as Chief Executive Officer of the Management Services Group since March 2009 and President of Perini Management Services, Inc. since 1996. He has served in various operating and financial positions with the Company since 1973, including Executive Vice President and Chief Financial Officer from 1997 to1999. He also serves as a director and president of Jewish Family Services of Metrowest, a non-profit entity.  With nearly 41 years of experience in the Company, Mr. Band provides tremendous insight into the financial and operational aspects of the Company.  Additionally, Mr. Band brings international and government expertise to the Board gained through his positions at Perini Management Services, Inc.

Anthony R. Coscia is a partner of the law firm Windels Marx Lane & Mittendorf, LLP, one of the New York region’s oldest law firms. His practice focuses on corporate, commercial, and real estate matters, with a concentration on the financial elements of these transactions. In addition, Mr. Coscia regularly advises infrastructure funds, private equity firms, technology companies, non-profit organizations and investor-owned utilities. Mr. Coscia is the Chairman of the Board of Directors of the National Passenger Railroad Corporation (“Amtrak”). He is also the Chairman of United Water Inc., a subsidiary of Suez Environment Inc.   Mr. Coscia is a director of Sun Bancorp Inc. and Sun National Bank.  He is a trustee of the New Jersey Community Development Corporation and is a member of the Georgetown University Board of Regents. Mr. Coscia served as Chairman of the Board of Commissioners of the Port Authority of New York and New Jersey for over eight years until June 2011. He has served as a director of several public and closely held corporations in the financial services, investment banking, real estate and manufacturing sectors. Mr. Coscia provided the Board not only legal expertise but also invaluable knowledge of the transportation industry, particularly in the Northeast region of the United States. On April 5, 2013, Mr. Coscia notified the Company that he will not stand for re-election to the Company’s Board at the Annual Meeting on May 29, 2013.  Mr. Coscia’s determination not to stand for re-election is not the result of any disagreements with the Company relating to its operations, policies or practices or with its Board or management.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is also the designated Lead Director. Mr. Klein, a private investor, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information; as Chairman and CEO of the Sunlight Foundation, a non-profit organization; and as Chairman of the Shakespeare Theatre Company, a non-profit organization. Through 2009 he served as Chairman of the Board of Directors of Le Paradou, LLC, a privately held company, and through 2011 he served as the Lead Director and Chairman of the Governance Committee of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011.  He is also a director of ASTAR Air Cargo, Inc., a privately held company. From 1974 until his retirement in 2005, Mr. Klein was a partner of the law firm Wilmer Cutler Pickering. Mr. Klein’s 31 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Company in his role as Lead Director.

Martin R. Melone has served as a director since May 2012.  He was a partner of Ernst & Young, LLP, an accounting firm, from 1975 to 2001. He was also a director of Countrywide Financial Corporation from August 2003 to June 2008, serving at various times on the audit and ethics, finance, corporate governance and nominating, and special oversight committees. He was also a director and audit committee chair of Parsons E&C Corporation from March 2003 until its sale in November 2004.  Mr. Melone served as the chair of the audit and ethics committee of Internet Brands, Inc. until its sale in December 2010. He is currently a member of the board of CanWel Building Materials Group, Ltd. He is a Trustee and Chair of the Audit Committee of the California Science Center Foundation, as well as a director of Public Counsel. Mr. Melone is a member of the Board of Regents of Santa Clara University and the Advisory Board of the Markkula Center for Applied Ethics. Mr. Melone brings to the Board his broad-based expertise in the fields of accounting, auditing, financial services and engineering and construction.

Robert L. Miller has served as a director since 2004. In 1979, he co-founded West Venture Development Co., a homebuilding and commercial real estate company, and functioned as its president until its sale in 1991. Previously, he was a construction manager with Morrison-Knudsen, Inc. He was Chairman of the Board of Monroc Corp., a publicly held concrete and aggregate company from 1995 to1998. Since 2000, he has been a principal in Robert L. Miller & Assoc., Inc., a real estate development firm. Through approximately 40 years of experience as a contractor/developer, Mr. Miller brings to the Board industry specific expertise and insight.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc., a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities since 1970. Mr. Oneglia’s 43 years of experience at O&G Industries allows him to contribute an in-depth industry perspective.

Donald D. Snyder has served as a director since 2008.  He was a director and the president of Boyd Gaming Corporation from 1997 until his retirement in 2005.  He presently serves as a dean of the Harrah College of Hotel Administration at the University of Nevada, Las Vegas; as a director and as a member of the nominating and governance (chair) and compensation committees of NV Energy, a publicly held utility holding company; as a member of the compensation (chair) and the finance & investment committees of Western Alliance Bancorporation, a publicly held commercial bank holding company, as well as serving as non-executive Chairman of the Board of Directors of its lead bank, Bank of Nevada; and as a director and as a member of the compensation and audit committees of Switch Communications Group, LLC, a privately held company.  He is presently on the Board of Directors of two non-profit entities, The Smith Center for the Performing Arts (Chairman) and the Nathan Adelson Hospice. Mr. Snyder’s role as a public gaming company executive, his experience in commercial banking, and his experience on several public, private and non-profit boards provides the Board comprehensive insight on financial and business matters.

Dickran M. Tevrizian, Jr. has served as a director since September 2011.  Prior to his retirement in April, 2007, Mr. Tevrizian was a judge for the United States District Court for the Central District of California since 1986.  From 1999 to 2007, Judge Tevrizian also served as an Advisory Director to the University of California, Los Angeles School of Public Policy. Upon retirement from the federal judiciary, Judge Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services.  Judge Tevrizian also serves on the boards of several non-profit hospitals including the Children’s Hospital of Los Angeles and the Glendale Memorial Hospital Foundation, the legal advisory board of Legal Zoom, Inc. and several other privately-held companies and corporations.  Judge Tevrizian’s past experience as a judge for the United States District Court provides the Board with insight on risk management and compliance matters.

Our Corporate Governance and Nominating Committee has recommended each of the above listed individuals for re-election as directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the 2014 Annual Meeting of Shareholders and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified, or to reduce the size of the Board.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR RE-ELECTION AS DIRECTOR.

EXECUTIVE OFFICERS

The following table sets forth certain information on our executive officers.

Name	Age	Position
Ronald N. Tutor	72	Chairman of the Board and Chief Executive Officer
Robert Band	65	Director, President, and CEO of the Management Services Group
Kenneth R. Burk	53	Executive Vice President and CEO of the Specialty Contractors Group
James A. Frost	60	Executive Vice President and CEO of the Civil Group
Michael J. Kershaw	63	Executive Vice President and Chief Financial Officer
William B. Sparks	64	Executive Vice President, Treasurer and Corporate Secretary

For biographical summaries of Mr. Tutor and Mr. Band, see Proposal 1 above.

Kenneth R. Burk has served as Executive Vice President and Chief Executive Officer, Specialty Contractors Group since September 2011.  Previously he served as Executive Vice President and Chief Financial Officer since September 2007. From February 2001 until July 2007, he served as a director, President and Chief Executive Officer of Union Switch & Signal, Inc., a provider of technology services, control systems and specialty rail components for the rail transportation industry.

James A. Frost has served as Executive Vice President and Chief Executive Officer, Civil Group since March 2009.  Previously he was Executive Vice President and Chief Operating Officer of Tutor-Saliba. He joined Tutor-Saliba in 1988.

Michael J. Kershaw has served as Executive Vice President and Chief Financial Officer since September 2011.  Previously he served as Senior Vice President and Chief Accounting Officer of The Shaw Group Inc., a global provider of technology, engineering, procurement, and construction services, among others, for government and private sector clients in the energy, chemicals, environmental, infrastructure and emergency response markets.  Mr. Kershaw first joined The Shaw Group Inc. in September 2007 as Senior Vice President and Corporate Controller. From 2005 until September 2007, Mr. Kershaw served as the Vice President of Accounting and Finance of the Energy and Chemicals Division of KBR, Inc., a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. From 2003 until 2005, Mr. Kershaw served as Senior Controller for KBR, Inc.

William B. Sparks has served as Executive Vice President, Treasurer and Corporate Secretary since March 2009. He joined Tutor-Saliba in 1995 as Senior Vice President and Chief Financial Officer.

Mark A. Caspers was Executive Vice President and Chief Executive Officer, Building Group from his appointment to this position in March 2009 until he resigned from the Company in June 2012 to form his own business. Prior to March 2009, he was President and Chief Operating Officer of Perini Building Company, where he had worked since 1982.

Our officers are elected on an annual basis at the Board of Directors’ Meeting immediately following the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ Meeting following the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until his earlier resignation or removal.

Board Composition

The Board currently consists of eleven directors. Martin R. Melone and Anthony R. Coscia were appointed to the Board effective in May and September 2012, respectively.  The Corporate Governance and Nominating Committee reviewed their qualifications and recommended their appointments to the Board, which were unanimously approved by the full Board.  As discussed above, on April 5, 2013, Mr. Coscia notified the Company that he will not stand for re-election to the Company’s Board at the Annual Meeting on May 29, 2013.  As also discussed above, pursuant to the provisions of the Massachusetts General Laws, the Board was declassified effective March 20, 2013 and the terms of all three classes of directors will expire at the Annual Meeting of Shareholders on May 29, 2013.  Each director will be elected annually for a one-year term to serve until the next annual meeting of shareholders.  At each annual meeting of shareholders thereafter, the directors then serving may stand for re-election to serve from the time of their election and qualification until the annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation, removal, or death.

Under the shareholders agreement which became effective upon the September 2008 merger of the Company with Tutor-Saliba (the “Amended Shareholders Agreement”), Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate up to two nominees for appointment to an eleven-member Board (and thereafter, for nomination for election), subject to certain limitations contained in the Amended Shareholders Agreement. In addition, for so long as Mr. Tutor serves as our Chief Executive Officer, the Amended Shareholders Agreement provides that he will be nominated for election to the Board.  See “Amended Shareholders Agreement” on pages 44 through 46.

As of the date of this proxy statement, Mr. Tutor has not elected to exercise his right to nominate additional directors for election, although he has not waived the right to do so in the future. Mr. Tutor has advised the Board that should he choose to designate a person for appointment to the Board at a time when the Board already includes eleven members, he would support a temporary expansion of the Board to twelve members to accommodate such additional member. Such expansion would continue until the next meeting of shareholders at which directors are elected, at which time the size of the Board would be reduced back to eleven members (as contemplated by the Amended Shareholders Agreement) and the slate of nominees for election adjusted accordingly.

Director Independence

The Board has determined that Ms. Alexander, Mr. Arkley, Mr. Coscia, Mr. Klein, Mr. Melone, Mr. Miller, Mr. Oneglia, Mr. Snyder, and Judge Tevrizian, are “independent” in accordance with the independence standards established by Section 303A of the NYSE rules. In determining independence pursuant to NYSE standards, after an initial review by the Corporate Governance and Nominating Committee, each year the Board makes an affirmative determination whether directors have a direct or indirect material relationship with Tutor Perini, including its subsidiaries that may interfere with their ability to exercise their independence from Tutor Perini.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Oneglia, the Board considered the relationship between O&G Industries, Inc., of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint ventures between Tutor Perini and O&G Industries. The Board determined that the joint ventures did not impact Mr. Oneglia’s independence from Tutor Perini management because (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business, (2) Mr. Oneglia is not personally involved in the management of these joint ventures and (3) Tutor Perini and O&G have an equal vote in the governance of such joint ventures. With respect to Mr. Arkley, the Board considered the relationship between Alliant Insurance Services (“Alliant”) during 2012, of which Mr. Arkley is currently Senior Managing Director, Construction Services Group, and Tutor Perini, an insurance and bonding client of Alliant. The Board has determined that his independence from Tutor Perini management is not impacted because (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients and (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations. Specifically with regard to the income generated by Alliant, the Board also considered the independence testing as defined in the NYSE Listing Standard 303A.02(b)(v), which states that a director is not independent if the director is a current employee of a company that has made payments to or received payments from Tutor Perini in an amount which, in any of the last three fiscal years exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.  For 2012, Tutor Perini paid fees to Alliant which were less than 2% of Alliant’s 2012 consolidated gross revenues.  No other independent directors had material relationships with Tutor Perini other than in their capacities as directors.

Messrs. Band and Tutor, who are executive officers and employees of Tutor Perini, do not qualify as independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders and other interested parties. Any shareholder or interested party who wishes to communicate with the Board may submit such communication in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders and other interested parties may be able to make their concerns known directly and confidentially to the non-employee directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com.

CORPORATE GOVERNANCE

Board Leadership

Mr. Tutor is the Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the Company’s bylaws, however these offices may be held by the same person. The Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company because of (i)  his iconic role in the construction industry with a proven past in the successful bidding and managing of large, complex building and civil projects, (ii) his strong industry relationships with our surety and insurance partners, and (iii) his lengthy history of business acumen and strategic acquisitions designed to increase the Company’s competitiveness through vertical integration of the Company’s services and an expanded nationwide footprint.

Mr. Klein is an outside director designated to be the Lead Director.  Mr. Klein was elected the Lead Director by a majority of the independent directors and was determined by the Board to be independent. As Lead Director, Mr. Klein has the duties and authority outlined starting on page 13 under “Corporate Governance and Nominating Committee”.

Committees and Meetings of the Board of Directors

The Board met four times during 2012.  During 2012, each of our directors attended at least 75% of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which such director served with the exception of Messrs. Arkley, Brittain and Coscia.  Messrs. Arkley’s and Coscia’s attendance was each less than 75% due to personal and business conflicts.  Mr. Brittain’s term ended in May 2012. As discussed in our 2012 proxy statement, in March 2012 Mr. Brittain notified the Company that, for personal health reasons which contributed to his inability to attend all meetings, he would not stand for re-election to the Company’s Board and his term would end effective at the 2012 Annual Meeting of Shareholders on May 31, 2012.  The members of the Board are encouraged to attend our annual shareholders meetings. Ten of the eleven current directors attended the 2012 Annual Meeting of Shareholders, with the exception of Mr. Coscia, whose term began in September 2012, after the date of that Annual Meeting.

Our bylaws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee.

The Board’s Role in Risk Oversight

Periodically, and at least quarterly, the Board meets with management to discuss key risks to our operations and our strategy as well as risk mitigation plans and activities. The Board plays an integral role in providing risk oversight on potential related party transactions and any transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its Board committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance, and reputational risks. In addition, each of the other standing Board committees (the Compensation Committee and the Corporate Governance and Nominating Committee) regularly meet to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility. The Compensation Committee, with management’s assistance, reviews the compensation plans and programs throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

Nominations for Director

The Board seeks candidates who are independent, possess relevant business, professional, or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively, and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our bylaws, those identified by a search firm retained for such purpose, or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained in the “Corporate Governance” section of our website at http://www.tutorperini.com.

The Corporate Governance and Nominating Committee considers the diversity in skill and experience of each nominee when evaluating candidates individually and when considered with all directors as a group.  Periodically, individual interviews are conducted with each member to identify and aggregate depth and breadth of experience in disciplines, industry, and organizational level. The Board considers areas identified with less extensive experience as a group when evaluating candidates for nomination to director.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2014 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2013 Tutor Perini Annual Meeting of Shareholders. However, if the 2014 Annual Meeting of Shareholders is held more than seven (7) days earlier than the anniversary date of the 2013 Annual Meeting of Shareholders, then notice must be delivered or received no later than 5:00 p.m. Pacific Daylight Time on (a) the 20th day following the earlier of (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the date of the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

Audit Committee

The Audit Committee consists of Michael R. Klein (Chair), Marilyn A. Alexander, Martin R. Melone and Raymond R. Oneglia. Each of the members of the Audit Committee is “financially literate”, as defined in the NYSE listing standards and meets the independence requirements for members of an audit committee set forth in the rules of the SEC and the listing standards of the NYSE, as affirmed by the Board. Based upon review of his qualifications, the Board, in its meeting on May 31, 2012, had designated Mr. Melone as the Company’s “audit committee financial expert” as defined by the rules of the SEC.

The primary duties and responsibilities of the Audit Committee are to:

1.	Oversee the integrity of our internal controls, financial systems and financial statements;

2.	Review the quarterly unaudited and annual audited financial statements with management and the independent auditor;

3.	Appoint and evaluate the independent auditor and monitor and evaluate the auditor’s qualifications and independence;

4.	Oversee compliance with legal and regulatory requirements;

5.	Meet with the independent auditor in executive session at least annually;

6.	Monitor the performance of both our internal and external auditors; and

7.	Annually review the Audit Committee’s charter and performance.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee met nine times in 2012.

On March 20, 2013, the Board approved the appointment of Mr. Melone as Chair of the Audit Committee effective at the Annual Meeting of Shareholders on May 29, 2013.  Mr. Klein, who was appointed the Acting Chair effective at the 2012 Annual Meeting of Shareholders due to the resignation of Mr. Brittain from the Board for personal health reasons, will remain the Chair of the Audit Committee until the Annual Meeting.

AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board submits the following report.

The primary duties and responsibilities of the Audit Committee (the “Committee”), which met nine times during the past fiscal year, are to oversee:

1.	The integrity of Tutor Perini’s internal controls, financial systems and financial statements;

2.	Compliance by Tutor Perini with legal and regulatory requirements; and

3.	The performance of both Tutor Perini’s independent auditors and internal audit function.

We meet with management periodically to consider the adequacy of Tutor Perini’s internal controls, as well as compliance with Sarbanes Oxley Section 404, and the objectivity of Tutor Perini’s financial reporting. We discuss these matters with Tutor Perini’s independent auditors and with appropriate Company financial personnel and internal auditors.

We meet privately with both the independent auditors and the internal auditors, as required, each of whom has unrestricted access to the Committee.

We also appoint the independent auditors and review periodically their performance and independence from management. As in prior years, the independent auditors are invited to be present at our annual meeting of shareholders.

The directors who currently serve on the Committee meet the “independence” and “experience” requirements of the NYSE, and have been so affirmed by the Board. In connection therewith, the Board has determined that none of us has a relationship with Tutor Perini that may interfere with our independence from Tutor Perini and its management. The Board has designated Martin R. Melone as the Company’s “audit committee financial expert”, as defined by the rules of the SEC, based on review of his qualifications.

The Board has adopted a written charter setting forth the duties and responsibilities the Committee is to perform, which we review annually and revise as appropriate.

Management has primary responsibility for Tutor Perini’s financial statements and the overall reporting process, including Tutor Perini’s system of internal controls, and compliance with Sarbanes Oxley Section 404.

The independent auditors, in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), audit the effectiveness of the internal controls over financial reporting as well as annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of Tutor Perini in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us.

This year, we reviewed Tutor Perini’s audited financial statements and met with both management and Deloitte & Touche, LLP, Tutor Perini’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, we have received from and discussed with Deloitte & Touche, LLP the written disclosure and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” We also discussed with Deloitte & Touche, LLP its independence and any matters requiring discussion per the standards of the PCAOB, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have considered and determined that the provision of the non-audit services included in “Fees Paid to Audit Firm” on page 50 is compatible with maintaining Deloitte & Touche, LLP’s independence.

Based on these reviews and discussions, we recommended to the Board that Tutor Perini’s audited financial statements be included in the Tutor Perini Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE
Michael R. Klein, Chair
Marilyn A. Alexander
Martin R. Melone
Raymond R. Oneglia

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Michael R. Klein (Chair), Robert L. Miller, Donald D. Snyder, and Dickran M. Tevrizian, Jr. Each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE and as affirmed by the Board. The duties of the Corporate Governance and Nominating Committee include:

1.	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

2.	Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

3.	Evaluating the independence of each director and so advising the Board;

4.	Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

5.	Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

6.	Nominating a Lead Director whose duties shall include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties.  The Corporate Governance and Nominating Committee met four times in 2012.

The independent directors have designated Michael Klein, chair of the Corporate Governance and Nominating Committee, to act as the “Lead Director.” In his capacity as Lead Director, Mr. Klein has the following duties and authority:

•	Chairing any meeting of the independent members of the Board in executive session;

•	Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

•	Serving as a liaison between the Chairman of the Board and the independent directors;

•	Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•	Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.

Tutor Perini maintains in the “Corporate Governance” section of its website at http://www.tutorperini.com, copies of the charters of each of the committees of our Board. We have also developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Tutor Perini’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are also available in the “Corporate Governance” section of our website at http://www.tutorperini.com. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; E-Mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our directors, Chief Executive Officer, President, Chief Financial Officer, or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Compensation Committee

The Compensation Committee consists of Peter Arkley (Chair), Anthony R. Coscia, Michael R. Klein, and Donald D. Snyder. Each member of the Compensation Committee is an independent director, as defined by the NYSE and as affirmed by the Board.

The principal powers and duties of the Compensation Committee as established by the Board are to:

1.
Review and approve the executive compensation programs and policies and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry;

2.
Review and approve corporate goals and objectives relevant to the compensation of the Chairman of the Board and Chief Executive Officer, to evaluate his performance in light of those goals and objectives, and to determine and recommend to the Board for approval his compensation level based on this evaluation;

3.	Make recommendations to the Board with respect to executive officer compensation;

4.
Recommend to the Board annual profit and, if applicable, other targets for Tutor Perini for the purpose of determining incentive compensation awards under the provisions of the 2009 General Incentive Compensation Plan and the Amended and Restated (2004) Construction Business Unit Incentive Compensation Plan (the “Incentive Compensation Plans”);

5.
Administer the Tutor Perini Corporation Long Term Incentive Plan (the “Stock Option Plan”) and the Incentive Compensation Plans; such administration includes power to (i) approve participants’ participation in the Stock Option Plan, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Incentive Compensation Plans and the Stock Option Plan, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper; and

6.	Review the investment performance of the Perini Corporation Pension Plan and make changes in investment managers and allocations, as the Compensation Committee deems necessary.

The Compensation Committee has the authority to retain special consultants to advise the Committee as it considers necessary. These consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve the consultants’ fees.  The Compensation Committee in 2012 retained the services of Meridian Compensation Partners, LLC (“Meridian”) to address the 2011 negative Say-on-Pay vote and to help the Compensation Committee renegotiate Mr. Tutor’s employment contract.  The Compensation Committee considered independence factors under Dodd-Frank and NYSE rules and concluded that the work performed by Meridian did not give rise to any conflicts of interest.

The Compensation Committee met five times in 2012.

On March 20, 2013, the Board approved the appointment of Mr. Klein as Chair of the Compensation Committee effective at the Annual Meeting of Shareholders on May 29, 2013.  Mr. Arkley will remain the Chair of the Compensation Committee until the Annual Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis (CD&A) contained in this proxy statement.  The Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the 2013 proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
Peter Arkley, Chair
Anthony R. Coscia
Michael R. Klein
Donald D. Snyder

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses executive compensation in 2012 for our named executive officers (“NEOs”), who are:

•	Ronald N. Tutor – Chairman of the Board and Chief Executive Officer;

•	Michael J. Kershaw – Executive Vice President and Chief Financial Officer;

•	Robert Band – Director, President and CEO of the Management Services Group;

•	Kenneth R. Burk – Executive Vice President and CEO of the Specialty Contractors Group; and

•	James A. Frost – Executive Vice President and CEO of the Civil Group.

In this Compensation Discussion and Analysis ("CD&A"), we first provide a summary of our executive compensation practices with highlights of the CD&A. Next, we discuss Tutor Perini's history, evolution, and market position, as they factor into the Company’s executive compensation practices. We then provide an overview of our 2012 business highlights and discuss the results of the 2012 advisory vote on our executive compensation and the various actions taken and changes made in 2012 in response to the advisory vote results. Finally, we discuss the Company’s compensation philosophy, including the process which the Compensation Committee follows in deciding how to compensate Tutor Perini's NEOs, and provide an overview and details regarding the elements of compensation and targets of Tutor Perini's compensation program.

Tutor Perini’s core compensation philosophy is one of pay for performance whereby incentive compensation to our executive officers is based on the achievement of financial goals that the Compensation Committee and our Board believe are critical to enhancing shareholder value.

Executive Compensation Practices

Tutor Perini’s executive compensation programs are designed to reflect appropriate governance practices aligned with the needs of our business. Below is a summary of compensation practices we have implemented to drive performance in alignment with shareholder interests, followed by a list of those we do not practice.

What We Do:

Pay-for-Performance Philosophy – The majority of executive compensation is performance-based and is tied to our financial performance. We utilize aggressive performance targets to provide our executives strong incentives for optimal achievements.  As a result, it is not uncommon for our NEOs to earn significantly less than their potential targeted total compensation in a given year.  See pages 22 and 23 for further details.

Ongoing Shareholder Outreach Program – We maintain an open and regular dialogue with our large institutional shareholders to glean insights regarding their views and opinions about our executive compensation programs, and to provide the Company’s compensation perspectives.  See page 20 for further details.

Double-Trigger Equity Acceleration upon a Change-in-Control -  As of June 2012, all new long-term incentive award grants provide for accelerated vesting upon a change-in-control only if the executive is involuntarily terminated (without cause) in conjunction with that change-in-control.

What We Do (continued):

Stock Ownership Policy – NEOs must acquire and hold Tutor Perini stock worth three to six times their base salary within five years of appointment. As of the most recent measurement date, all NEOs met or exceeded these requirements, except for Mr. Kershaw, who joined the Company in September 2011.

Stock Retention Policy – NEOs, as well as outside directors and other executives designated by the Compensation Committee, are required to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no with the Company. As of the most recent measurement date, all NEOs, outside directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy – NEOs are subject to a clawback policy that applies in the event of certain financial restatements.

Mitigation of Undue Risk – Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, and Board and management processes to identify risk. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Independent Executive Compensation Consultant – The Compensation Committee worked with an independent executive compensation consultant on matters related to the recent Say-on-Pay vote results and the renegotiation of Mr. Tutor’s employment agreement. The consultant provided no other services to Tutor Perini.

What We Don’t Do:

No Excise Tax Gross-Ups Upon Change-in-Control – Excluding Mr. Tutor’s 2008 Employment Agreement (the provisions of which end in September 2013), the Company has not and will not provide any 280G excise tax gross-up benefits upon change-in-control.

No Repricing of Underwater Stock Options

No Discounted Stock Option Grants

No Permitted Hedging, Short Sales, or Derivative Transactions in Company Stock

Tutor Perini’s History Evolution, & Market Position Factor into our Executive Compensation Practices

We believe it is helpful for shareholders to understand Tutor Perini’s history and evolution, and its uniqueness in the market, as these factor into the Company’s executive compensation views and practices. Tutor Perini was formed through the merger in 2008 between Perini Corp., a publicly held construction company based in Framingham, Massachusetts and Tutor-Saliba Corp., Mr. Tutor’s privately held construction company based in Sylmar, California. Prior to the merger, Mr. Tutor had been the President and Chief Executive Officer of Tutor-Saliba for many years. In the late 1990’s, the board of directors of Perini Corp. requested the assistance of Mr. Tutor in restructuring Perini Corp. during a period of extreme financial distress. Mr. Tutor agreed to assist and became Perini’s Chairman and Chief Executive Officer as a result. Through the late 1990’s and into the mid-2000’s, while continuing to successfully manage and grow his privately held company, Mr. Tutor was instrumental in successfully restructuring the Perini organization and returning it to financial health and improved operational performance. During this period, Mr. Tutor was compensated minimally for his efforts in assisting Perini. In fact, his level of compensation was insufficient to fully cover expenses incurred in his travels back and forth between his west coast business and east coast Perini. Mr. Tutor’s successful role in Perini’s corporate survival and return to prosperity was evidenced in 2005 when Forbes magazine named Perini Corp. the “Best Managed Construction Company in America.”

Around 2007, when Mr. Tutor was contemplating an initial public offering for Tutor-Saliba, the board of Perini asked him to consider a merger between the two companies rather than a separate IPO. The rationale was that the two companies were highly complementary and together could address even larger, more complex projects than they could individually. Additionally, Mr. Tutor was already completely familiar with the operations, markets, and opportunities of both firms, so a merger made obvious sense. Mr. Tutor agreed and the merger was completed in 2008 forming the new company, which in 2009 changed its name to Tutor Perini Corp. Since the merger, Mr. Tutor has been the key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated, and broader geographic player in the market. His vision and market insights led to the successful completion of our strategic acquisitions in 2010 and 2011, which diversified our capabilities and helped us continue our growth despite the extremely weak building market environment of the past few years.

At its core, Tutor Perini is a construction services company and it competes with many other companies—both public and private—for projects and for executive talent. Our closest competitors for projects are typically large privately held firms whose focus and revenues stem largely from construction services and less from providing design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we compete are comprised of a large proportion of consulting, design, architecture, and engineering services as compared to their construction-related revenues. Our Board and executive management have found through various succession planning efforts that overall executive compensation levels at our privately held competitors tend to be higher compared with compensation levels at our publicly traded peers. Mr. Tutor’s overall level of compensation today is significantly lower than it was under his leadership of privately held Tutor-Saliba, although it is higher than the compensation levels of CEOs at many of the Company’s public peers as opposed to lower than the compensation levels of CEOs at the privately held peers.

The construction markets in which the Company operates are inherently cyclical and demand levels fluctuate significantly more than in the markets for consulting, engineering, and design services. Throughout these cycles, we strive to ensure that our executive compensation programs remain consistent with the competitive labor markets for executive talent, especially in comparison with the privately held peers with which we compete for projects and executive talent. These issues around private company compensation levels and construction market cyclicality and volatility are critically important factors to consider when assessing and understanding the Company’s rationale for its executive compensation programs.

It is also important to note that the compensation arrangements for Mr. Tutor were negotiated in conjunction with the merger agreement and were necessary to secure his continued leadership role in the Company.  In merging with Tutor-Saliba in September 2008, we acquired enhanced opportunities for growth not available to the Company on a stand-alone basis through increased size, scale and management capabilities, complementary assets and expertise, immediate access to multiple geographic regions, and increased ability to compete for a large number of projects, particularly in the civil construction segment due to an increased bonding capacity.  Mr. Tutor’s significant value to the Company, both past and present, is a critical factor in the Compensation Committee’s decision-making process.

2012 Business Highlights

2012 was a year of continued growth for the Company despite significant challenges in the building markets and delays in the award and start-up of several major building and civil projects. During the year, we leveraged our broadened geographic reach and enhanced self-perform capabilities through our integrated approach to bidding and executing projects, and were rewarded by winning several new major projects, such as our appointment as general contractor for the Hudson Yards Development—the largest private mixed-use development in New York City since Rockefeller Center, whose original buildings were completed in 1939. The Hudson Yards Development is a 26-acre mixed-use development accommodating over 13 million square feet of commercial and residential space. The master plan comprises approximately 5,000 residences, 6 million square feet of state-of-the-art commercial office space, a 1 million square-foot destination retail center with an over 130,000 square-foot two-level space of specialty destination restaurants, cafes, markets and bars, a five star hotel, a unique cultural space, and a new 750-seat school, all carefully planned around 14 acres of public open space. The Hudson Yards Development represents a prime opportunity for Tutor Perini to showcase our proven ability to manage and perform large, complex work on schedule and within budget while maintaining strict quality control. Other significant awards in 2012 included the $235 million Verrazano-Narrows Bridge rehabilitation in New York, the $180 million Graton Rancheria Casino and Resort in California, a $167 million signal system modernization in New York, $140 million in educational facilities in Mississippi and New York, a $130 million Irrigation and Watershed Management Program in Afghanistan, a $120 million residential tower in Pennsylvania, and the $116 million joint venture Cayuga Bridge project in Minnesota.

Overall, the Company grew its revenue by 11% in 2012 compared to 2011. Our Civil and Specialty Contractors segments each grew their revenues by more than 40% compared to 2011, largely as a result of strong contributions from key acquisitions made in 2011. Our Management Services segment grew its revenue 4% compared to 2011 despite reduced federal spending and fewer new project opportunities in locations such as Iraq, Afghanistan, and other conflict regions where it has historically provided strong support to defense and other federal government agencies. Our Building segment experienced a 20% revenue decline in 2012 compared to 2011 due to the lingering remnants of the deeply depressed building market caused by the financial crisis a few years ago.

2012 Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Shareholders, we held our second shareholder advisory vote on executive compensation. We received 38% shareholder approval of our executive compensation plans and programs. This vote represented the second consecutive year in which a majority of our shareholders voted against our executive compensation plans and programs. The Compensation Committee has taken into consideration these vote results in determining the executive compensation decisions and policies for 2012 and based on this consideration the Compensation Committee took the following actions: (i) conducted a shareholder outreach program and (ii) made significant changes in our executive compensation programs and policies. Both of these actions are described in greater detail below.

Shareholder Outreach Program

We have conducted an ongoing shareholder outreach program to maintain discussions with and glean insights from our large shareholders regarding our executive compensation programs, and to provide insights to our shareholders regarding the Company’s unique evolution, history, and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, focus, and operations.  Our outreach program began prior to our 2012 Annual Meeting of Shareholders with several productive discussions regarding the recent policy changes the Company was implementing in light of its recent advisory votes on executive compensation.  Most recently, we invited our top 15 institutional shareholders who collectively represented more than 50% of our outstanding shares, to a dialogue regarding their views, opinions, and proxy voting guidelines with respect to companies’ executive compensation programs and disclosures. As a result of that outreach, we held productive discussions with seven of these shareholders, who represented more than 25% of our shares. The discussions included topics such as CEO compensation, compensation disclosure, equity award vesting periods and performance-based vesting criteria, board composition, talent management, acquisition, and succession planning, among others. The participants of Tutor Perini’s shareholder outreach team have generally consisted of our Chief Financial Officer, our Compensation Committee members, including our Lead Director and our Compensation Committee Chair, and our Director of Investor Relations. The Compensation Committee intends to continue this outreach program going forward to facilitate continued shareholder input into the Company’s compensation philosophy.

Summary of Changes in 2012 to Executive Compensation

The principal changes to our executive compensation programs made by the Compensation Committee and the Company following our 2012 Annual Meeting of Shareholders are summarized below. These changes were made based upon information gathered from shareholders, executive officers, and Meridian.  The Board and the Compensation Committee will continue to explore ways in which Tutor Perini's executive compensation programs can be improved.

Modifications of Employment Agreement for Chief Executive Officer

Meridian conducted a comprehensive review of Mr. Tutor’s employment agreement and based on the review and discussions with Mr. Tutor, the Compensation Committee restructured Mr. Tutor’s employment agreement. The restructured agreement extended the term of his employment agreement to 2016 and resulted in the following key changes that the Compensation Committee believes better aligns his compensation structure with the Company’s compensation philosophy:

•
Perquisites: The new agreement significantly reduced the perquisites provided to Mr. Tutor by eliminating the use of an apartment in Las Vegas, and removing the formal allowance for personal financial services and life insurance policies.

•
Excise Tax Gross-Up: The new agreement eliminated the Company-paid excise tax gross-up, effective as of the end of the term of Mr. Tutor’s original 2008 employment agreement (in September 2013), that would have been provided in the event of a termination following a change-in-control. The new employment agreement provides severance benefits reduced to an amount that would not trigger an excise tax, unless the net benefit to Mr. Tutor (after the excise tax is paid) would be higher. Mr. Tutor would be responsible for paying any excise taxes due.

•	Base Salary: Mr. Tutor has not had an increase in base pay since the merger between Tutor-Saliba and Perini Corporation in 2008 and the new agreement did not provide for any base pay increase in 2012.

•	Annual Bonus Incentive Award: The new agreement reduced Mr. Tutor’s target annual incentive opportunity from 175% to 150% of base pay effective in June 2012. Furthermore, the award is now structured so that his actual bonus payout is based on performance between a threshold, target, and maximum levels. The payouts may be below or above target based on the level of achievement of the financial goals.

Other Executive Compensation Changes

In addition to the changes made in 2012 to Mr. Tutor’s contract, the Compensation Committee also reviewed existing Company policies and adopted revised policies, including the following:

•
Excise Tax Gross-Up: Excluding Mr. Tutor’s 2008 employment agreement (the provisions of the excise tax gross-up payment under the employment agreement ends in September 2013), the Company has not and will not provide excise tax gross-up payments going forward.

•
Stock Ownership Policy: The Company implemented a stock ownership policy whereby the Chief Executive Officer and the Chief Executive Officer’s direct reports are expected to maintain stock ownership levels dependent on their role. The Chief Executive Officer is subject to a guideline of six times base salary and executive officers that report directly to the Chief Executive Officer are subject to a guideline of three times base salary.

•
Stock Retention Policy: The Company implemented a policy requiring the Chief Executive Officer and the Chief Executive Officer’s direct reports to maintain ownership of at least 75% of net shares earned through future equity grants until termination of employment.

•
Clawback Provision: The Company adopted a new clawback policy whereby any future short- and long-term incentive awards are subject to a clawback provision allowing the Company to recoup any incentives earned based on financial information that is later restated, in specific circumstances.

•	Anti-Hedging Provision: The Company maintains an anti-hedging policy that prohibits executive officers from hedging their position relative to Company stock they own.

•
Double-Trigger Equity Awards: Any new equity grants will have a “double-trigger,” effectively requiring a qualifying termination of employment within 24 months following a change in control for any vesting/payout to be accelerated.

•
Peer Group Review: In 2012, the Compensation Committee conducted an extensive review of the Company’s peer group benchmarking practices, including analysis of the peer group composition, taking into consideration the relevant revenue and market capitalization size, industry, location, and competition for executive talent; and the targeted pay percentile goals relative to base salary, target annual bonus and long-term incentives. As a result of this review, a new 2013 Peer Group was approved in late 2012 to be used on a go-forward basis.

In addition to the changes to the executive compensation plans and programs discussed above, the Compensation Committee continues to maintain and demonstrate a commitment to a pay-for-performance philosophy. All annual bonuses and equity awards are generally performance-based, with the exception of sign-on and promotional awards used to recruit and retain top talent.

Compensation Philosophy

Our executive compensation plans and programs are intended to:

*
Provide a competitive pay opportunity to attract and retain the most qualified executive officers and key management employees who have the ability to secure and successfully complete the most profitable projects.

*
Provide total target compensation to our executive officers in the upper quartile of market pay particularly with respect to public company peers and, in situations involving extraordinary performance and value to the Company, provide compensation to our executive officers that may reach toward the top end of the upper quartile of market pay at the Compensation Committee’s discretion.

*	Provide annual performance-based cash incentive to each of our executive officers that is aligned with the Company’s project business cycle and strategic objectives.

*	Provide an appropriate mix of performance-based compensation to align our executive officers’ interests with the achievement of the Company’s operating and financial goals.

In recognition of the cyclicality and variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and our shareholders. This incentive approach also provides greater rewards for higher performance and has been effective in retaining and motivating our highest-performing key executive talent. As a result, our compensation practices for our NEOs have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon Company strategic goals, superior performance, and upon the value of the executive to the Company.

The Compensation Committee is guided by the above philosophy when making compensation decisions. The Compensation Committee reviews public and private company market data and evaluates each executive officer’s performance and value to Tutor Perini, balanced with providing a competitive pay package to encourage attraction and retention. Lastly, the Compensation Committee considers ways to appropriately focus the efforts of its executives on achieving Tutor Perini’s overall corporate goals and business strategies.

Pay for Performance

We believe that the results of the Company’s 2012 compensation plan reflect the Company’s pay-for-performance philosophy and alignment of its compensation philosophy with shareholder value creation given the variable industry in which we operate.  Historically, our target incentive cash bonus compensation for our executive officers, excluding Mr. Tutor, whose target incentive cash bonus compensation has been set at 62% of total target cash compensation in accordance with his employment agreement, has been set at 40-50% of total target cash compensation (depending upon the position).  Additionally, with the exceptions of a stock option award granted to Mr. Burk in 2011 for his promotion into the role of Executive Vice President and Chief Executive Officer of our Specialty Contractors Group that vested at the grant date, and restricted stock unit and stock option awards granted to Mr. Kershaw in 2011 and 2012 that will vest in 2014 and 2016, all of our periodic equity grants to our executive officers during the past four years have been performance-based.

Our Compensation Committee strives to establish aggressive financial goals that motivate our NEOs to attain the levels of prospective work required to grow our business segments, and to effectively manage the execution of our current projects to ensure we achieve maximum profitability.  For example, our Civil and Specialty Contractor Group targets would have yielded growth of pre-tax income in excess of 40% and 20% for each group, respectively, compared to 2011.  The consolidated pre-tax income performance target established for 2012 would have yielded a 20% growth in the Company’s diluted earnings per share compared to 2011 had it been achieved.  However, due primarily to the Building Group’s underperformance during 2012, the Company did not achieve the threshold level for this target, nor did it achieve the threshold level for its Management Services Group target.  As such, Mr. Tutor’s actual 2012 compensation of $4,305,087 was only 61% of his target of $7,072,901, and Mr. Band’s actual 2012 compensation of $600,024 was only 50% of his target of $1,200,048.  (Note: target values for Mr. Tutor’s restricted stock unit and stock option awards are calculated as the grant date fair values, while the actual value at December 31, 2012 is calculated based on the closing price of our stock at that date, $13.70, less the exercise price on the stock option awards granted, $20.33).  See pages 24 through 27 for further detail regarding the results of our 2012 incentive cash bonus compensation and pages 27 through 28 for further detail regarding our Long-Term Incentives.

Decision-Making Process

To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our NEOs, excluding himself. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Compensation Committee for approval. The Compensation Committee also reviews the CEO’s performance and based on his performance the Compensation Committee makes pay recommendations to the Board for approval. Additionally, the Compensation Committee reviews competitive external market data.

Peer Group

In the second half of 2012, the Compensation Committee undertook a new peer group review with the aim of optimizing the Company’s peer group for benchmarking and determining executive compensation in 2013. The Peer Group companies were selected based on various criteria considered by the Compensation Committee including industry, revenue and market capitalization size, and location. As a result of this peer group review and evaluation, the Compensation Committee selected the new 2013 Peer Group shown below to be used in its assessment of the Company’s 2013 executive compensation.  This new peer group represents a current and accurate list of the public and private companies with which Tutor Perini competes for projects, as well as for executive talent and, unlike our 2010 Peer Group which the Company used from 2010 through 2012, the 2013 Peer Group does not include companies that are outside the Engineering and Construction industry with which we compete neither for projects nor for talent.

Because of the Company’s recent financial underperformance, the Compensation Committee decided to make no significant changes to executive compensation in 2012.  As a result, the Compensation Committee also determined that there was no need to perform any new compensation benchmark comparisons of our executive compensation in 2012 relative to the 2010 peer group.

The following table shows the companies included in the 2010 and 2013 Peer Groups:

2010 Peer Group	2013 Peer Group

AECOM Technology Corp.
Arcadis NV (1)
Chicago Bridge & Iron Co.
CH2M Hill Companies, Ltd.*
Dover Corp. (2)
EMCOR Group, Inc.
Fluor Corp.
Foster Wheeler AG
Granite Construction, Inc.
ITT Corp. (2)
Jacobs Engineering Group, Inc.
KBR, Inc.
Peter Kiewit Sons’, Inc.*
McDermott International, Inc.
Michael Baker Corp.
Raytheon Co. (2)
Shaw Group (3)
Sterling Construction Co.
Tetra Tech, Inc.
URS Corp.
Valmont Industries, Inc. (2)
Vulcan Materials Co. (2)

AECOM Technology Corp.
The Babcock & Wilcox Co.
Chicago Bridge & Iron Co.
Dycom Industries
EMCOR Group, Inc.
Flatiron Construction Corp.*
Fluor Corp.
Foster Wheeler AG
Granite Construction Inc.
Henkels & McCoy, Inc.*
Jacobs Engineering Group, Inc.
KBR, Inc.
Kiewit Corp. (formerly “Peter Kiewit Sons’, Inc.”)*
McDermott International, Inc.
Parsons Corp.*
PCL Constructors, Inc.*
Quanta Services, Inc.
Skanska USA (part of Skanska AB)
Sterling Construction Co.
Tetra Tech, Inc.
Turner Construction Co.*
URS Corp.

*	Privately held peer
(1)	Removed for 2013 Peer Group because company is headquartered outside the U.S. and is not a common competitor
(2)	Removed for 2013 Peer Group because company is not an engineering and/or construction services company
(3)	Removed for 2013 Peer Group because company was acquired in 2012 by Chicago Bridge & Iron Co.

Elements of Compensation

Our executive compensation program relies on annual cash and stock based compensation to retain and motivate our NEOs. In addition, the Compensation Committee has granted stock based long-term incentive awards when deemed appropriate by the Compensation Committee based on strategic goals, superior performance, and value of the executive to the Company.

Base Salary

We provide market-competitive base salaries to fairly compensate our NEOs for the services that they provide during the year and to assist in retaining our NEOs. In 2012, the Compensation Committee approved a $50,000 increase in Mr. Kershaw’s base salary reflecting his exceptional performance since being hired as Executive Vice President and Chief Financial Officer in 2011.  Our other NEOs’ salaries were not increased during 2012.  Mr. Tutor’s base salary has not been increased since he entered into his employment agreement in 2008, and Mr. Band’s base salary has not been increased since 2008.

Incentive Compensation Plan—Annual Awards

The Compensation Committee believes that providing meaningful cash-based incentives provides executives with focus to achieve the Company’s strategic goals. To provide appropriate incentives to our NEOs, between 40% and 50% (depending upon the position) of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Tutor Perini achieves pre-established performance goals set by the Compensation Committee.

For the CEO, according to the terms of his employment agreement, Mr. Tutor’s target annual bonus opportunity represented approximately 62% of his total target annual cash compensation.

For 2012, the Compensation Committee established a target annual bonus opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual bonus was only payable if Tutor Perini achieved financial performance goals established at the beginning of the performance period by the Compensation Committee. For 2012, if Tutor Perini achieved 80% of the target goal, each NEO would receive 80% of his target annual bonus amount. If Tutor Perini achieved between 80% and 100% of this goal, each NEO would receive between 80% and 100% of his target annual bonus amount. With the exception of Mr. Tutor, each NEO’s annual bonus was capped at 100% of his applicable target bonus.

The table below shows the threshold, target and maximum bonus opportunities as a percentage of the executive’s base salary:

	Threshold	Target	Maximum
R. Tutor (from 1/1/12 – 5/31/12)	140%	175%	175%
R. Tutor (from 6/1/12 – 12/31/12)	100%	150%	175%
M. Kershaw	60%	75%	75%
K. Burk	80%	100%	100%
R. Band	80%	100%	100%
J. Frost	80%	100%	100%

The dollar amounts corresponding to these percentages are included in the table captioned “Grants of Plan-Based Awards Table” on page 34.

As detailed above, effective June 1, 2012, Mr. Tutor’s annual bonus target was reduced to 150% with a threshold of 100% and a maximum of 175%. Beginning in 2013, Mr. Tutor’s maximum bonus opportunity increased to 215%.

For 2012, the Compensation Committee selected pre-tax income as the applicable performance metric for the annual bonus plan. The rationale for using pre-tax income centers upon the fact that operating results in the construction industry are project-driven, and as a result there may be fluctuations in earnings depending upon the cycle and mix of projects. However, the common goal in managing the Company’s operations is the maximization of pre-tax income, which best aligns with the goal of shareholder value creation. Furthermore, the Compensation Committee believes that a focus on pre-tax income maximization encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost efficient basis. The applicable targets set by the Compensation Committee and the actual performance as calculated based on the plan formula for 2012 were as follows:

(Dollars in thousands)	Target Amount ($)	2012 Results (a) ($)	Achievement (%)
Consolidated	184,000	135,000	73%
Civil Group – excludes certain acquisitions	99,000	86,000	87%
Specialty Contractors Group	90,000	85,000	94%
Management Services Group –excludes certain subsidiaries	10,000	6,000	60%

a)
Amounts above exclude the impact of several one-time charges recorded in 2012 including (i) a $376.6 million goodwill and intangible asset impairment charge, (ii) a $5.0 million pre-tax litigation provision relating to an adverse court decision, (iii) $2.7 million realized loss on the sale of auction rate securities in the first quarter of 2012, and (iv) $18.3 million of amortization expense associated with intangible assets that was also excluded from the targets established.

Mr. Tutor’s and Mr. Kershaw’s 2012 annual bonuses were based solely on the achievement of the consolidated pre-tax income target, and Mr. Band’s annual bonus was based solely on the achievement of the Management Services Group pre-tax income target, excluding certain subsidiaries.  Based on the 73% consolidated and 60% Management Services Group achievement of the respective targets, none of these NEOs achieved a plan-based annual bonus in 2012.

Mr. Frost’s annual bonus was based on the achievement of the Civil Group target, excluding pre-tax income associated with certain recent acquisitions which was achieved at 87%.  Mr. Burk’s annual bonus was based on the achievement of the Specialty Contractors Group target which was achieved at 94%.   Based on the plan formula, each of our NEOs’ bonuses is initially limited to the percentage of achievement of the consolidated Company.  As discussed above, the Company’s consolidated result of 73% fell short of the 80% threshold primarily due to the underperformance of its Building Group.  During 2012, the Compensation Committee decided that Mr. Frost and Mr. Burk should not be penalized for the Building Group’s underperformance in 2012 and calculated Mr. Frost’s and Mr. Burk’s performance based bonus payments assuming the Building Group targets were achieved at 100%.  This analysis would have yielded a 90% consolidated achievement and, based on this analysis, Mr. Frost and Mr. Burk were paid 78% and 85% of their target bonuses, respectively.

Additional Discretionary and Performance-Based Awards in 2012

In addition to the annual performance-based cash awards described above, the Compensation Committee approved the payment of discretionary cash bonuses to Messrs. Tutor, Frost and Kershaw related to 2012 events. The Committee also approved a performance-based incentive award for Mr. Frost if certain performance targets were met by June 2013.  The discretionary bonuses and Mr. Frost’s performance-based incentive award are discussed below.

•
In March 2012, the Compensation Committee elected to provide Mr. Frost with a discretionary bonus of $354,559 to motivate and focus Mr. Frost in his management of the Company’s pursuit of many of the large Civil prospective projects that were bid during 2012 and will be bid in 2013 and beyond.  This amount represented 50% of the 2011 incentive cash bonus that Mr. Frost did not achieve based on the Civil Group’s 2011 performance versus targets.

•	In March 2012, the Compensation Committee also elected to provide Mr. Frost with an additional performance-based cash award of $354,559 based on the achievement of both of the following metrics:

a)	80% of a 2012 Civil Group pre-tax income target of $88.6 million (this metric was achieved at $110.7 million); and
b)
Attaining $1 billion of low bids during the period from June 1, 2012 through no later than June 1, 2013 which ultimately culminate in contract awards that enter backlog during that timeframe or any subsequent period (this metric has not yet been achieved).

•
In March 2013, the Compensation Committee elected to provide Mr. Tutor and Mr. Kershaw with discretionary bonuses of 50% of their 2012 earnings ($750,029 for Mr. Tutor and $264,591 for Mr. Kershaw), and to provide Mr. Frost with a discretionary bonus of $159,218.  The Compensation Committee provided the bonuses to Mr. Tutor and Mr. Kershaw to acknowledge each executive’s extraordinary contributions and superior performance during 2012, particularly related to the integration of the Company’s 2011 acquisitions as well as the significant improvement in the Company’s market capitalization in the second half of 2012 and to date in 2013.  The bonus provided to Mr. Frost was calculated as the difference between his target bonus of $725,000 and what he achieved based on the incentive plan target of $565,782 for 2012.  The Compensation Committee provided Mr. Frost with this bonus as he contributed significantly to the successful results of one of the Company’s recent acquisitions whose results were excluded from the performance targets set in March 2012.  Had the results of this acquisition been included in the analysis, Mr. Frost would have achieved 100% of his 2012 target bonus.

Long-Term Incentives

Periodic, non-annual grants of long-term incentives have played a significant role in our executive compensation program because of our long held belief that due to the cyclical nature of our business, year-to-year annual incentives better focus our executives on achieving Tutor Perini’s quickly moving performance objectives. Historically, the Compensation Committee has made periodic equity grants to select key executives based upon Company strategic goals, executive performance, and upon the value of the executive to the Company. Not all executives receive equity grants.

The Compensation Committee has historically used pre-tax income as the annual performance goal for performance-based equity awards and, as mentioned above, the rationale for using pre-tax income centers upon the fact that operating results in the construction industry are project-driven, and as a result there may be fluctuations in earnings depending upon the cycle and mix of projects.  The common goal in managing the Company’s operations is the maximization of pre-tax income which best aligns with the goal of shareholder value creation. Furthermore, the Compensation Committee believes that a focus on pre-tax income maximization encourages executives to both obtain new projects for Tutor Perini and to complete Tutor Perini’s projects on a cost-efficient basis.  Typically, equity is awarded to certain executives, subject to achievement of annual performance measures.  Consistent with prior years, the Compensation Committee selected pre-tax income as the performance measure for 2012.

The following table summarizes the awards made to executives prior to 2012, yet were subject to achievement of at least $128.8 million of pre-tax income in 2012.  This metric was achieved in 2012, causing the awards to vest in 2013.

Executive	Date Awarded	# of Shares Granted	# of Shares Earned/Vested
Ronald N. Tutor	Awarded pursuant to 2009 Agreement	150,000 stock options 150,000 restricted stock units	150,000 stock options 150,000 restricted stock units

Kenneth R. Burk	Awarded in 2010	16,667 restricted stock units	16,667 restricted stock units

Equity Grants Made to Mr. Tutor

Under the terms of Mr. Tutor’s 2009 equity award agreement, the Company granted to Mr. Tutor in 2012 and will again grant to Mr. Tutor in 2013, 150,000 restricted stock units and 150,000 stock options subject to the achievement of annual financial goals set by the Compensation Committee. The Compensation Committee worked with Meridian in 2012 to design and implement a new long-term incentive award agreement with Mr. Tutor to continue providing him with performance-based annual grants of long-term incentive awards in 2014 through 2016.  The new award agreement was implemented in June 2012 and consists of awards of 450,000 restricted stock units and 450,000 stock options that will be granted in annual increments of 150,000 restricted stock units and 150,000 stock options over the next three years when the Compensation Committee sets the annual financial goals for fiscal years 2014, 2015, and 2016.  The Compensation Committee considered these awards to be a consistent incentive with Mr. Tutor’s previous awards and an important step to assure that Mr. Tutor remain committed to serving the Company through  the continued execution our of strategic goals including the vertical integration of our recent acquisitions and our focus on acquiring higher margin, large complex public works projects.

Equity Grants Made to Mr. Frost

In May 2012 the Compensation Committee approved a performance-based award of 50,000 restricted stock units to Mr. Frost that vest subject to achievement of the following performance criteria:

a)	80% of a 2012 Civil Group pre-tax income target of $88.6 million (this metric was achieved at $110.7 million) and
b)
Attaining $1 billion of low bids during the period from June 1, 2012 through no later than June 1, 2013 that ultimately culminate in contract awards that enter backlog during that time frame or any subsequent period (this metric has not yet been achieved).

The Compensation Committee determined that a performance-based award of 50,000 restricted stock units was appropriate as it represented the 2011 stock award forfeited by Mr. Frost based on the Civil Group’s 2011 performance versus targets.

In May 2012, the Committee also approved an additional performance-based award of 150,000 restricted stock units to Mr. Frost.  These awards will vest in 2017, subject to the achievement of cumulative three-year Civil Group pre-tax income performance targets established by the Compensation Committee as of the beginning of each fiscal year from 2014 through 2016.  These awards were granted to motivate and focus Mr. Frost in his management of the Company’s pursuit of many of the large Civil prospective projects that will be bid in 2013 and beyond. The Compensation Committee determined that an award of 150,000 restricted stock units was consistent with the three-year award Mr. Frost had in place shortly after the Tutor-Saliba merger.

Equity Grants Made to Mr. Kershaw

Finally, during June 2012, the Compensation Committee approved awards of 15,000 stock options and 15,000 restricted stock units to Mr. Kershaw.  The award to Mr. Kershaw was made to recognize his extraordinary performance in the successful integration of our acquisitions, and to further align his compensation with shareholder value.  The award to Mr. Kershaw is a service-based award that will vest subject to his continued employment through 2016.

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers, beyond what is offered to all employees.

Perquisites

We provide certain perquisites to our executives because of the demand in time and travel required in their leadership across multiple businesses in multiple geographical locations.  We only provide these perquisites where we feel there is a business need.  The perquisites afforded to each of our NEOs include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement, and housing allowance during a period of relocation.

The Compensation Committee took steps in 2012 to significantly reduce the perquisites provided to Mr. Tutor. On June 1, 2012, the Company entered into an amended and restated employment agreement with Mr. Tutor which reduced or eliminated certain perquisites including:

•	The use of an apartment in Las Vegas; and
•	Formal allowance for personal financial services and life insurance premiums.

Mr. Tutor continues to be entitled to 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet. This benefit was negotiated during the merger with Tutor-Saliba which resulted in the Company purchasing its business jet at an approximate $30 million discount from its appraised value. For safety reasons, productivity maximization, and cost control, the Company continues to provide Mr. Tutor with a driver and reimburses Mr. Tutor for certain operational costs.

Additionally, the Compensation Committee has limited Mr. Tutor’s personal financial services provided that he uses Company resources and no outside expenses are incurred. He continues to participate in the broad-based life insurance plan that is available to all employees, but he no longer has an allowance available to purchase life insurance policies.

Severance Benefits

As of December 31, 2012, Mr. Tutor and Mr. Frost are eligible for severance benefits beyond what is afforded to all employees. The Compensation Committee determined their benefits in accordance with their respective employment agreements. Mr. Tutor and Mr. Frost would each receive certain compensation in the event of termination by the Company without cause or termination for good reason.  We have provided these severance benefits to retain Mr. Tutor and Mr. Frost giving consideration to their years of service and dedication to the Company.  These severance benefits also provide Mr. Tutor and Mr. Frost an incentive to remain with the Company in the event of a change in control in order to obtain the best terms for the shareholders of the Company and to reduce their concerns regarding future employment following a change in control.

Employment Agreements

In September 2008, the Company entered into an employment agreement with Mr. Tutor to have him serve as the Chairman of the Board and Chief Executive Officer of the Company.  Through this agreement, the Company has retained Mr. Tutor’s extraordinary leadership and management capabilities, which are critical to the growth of the Company going forward.

A new agreement was negotiated in June 2012 which includes the changes proposed in last year’s Proxy:

•	Removal of certain perquisites including the use of an apartment in Las Vegas, and a formal allowance for personal financial services and life insurance premiums;
•	Removal of the excise tax gross up effective as of the end of the term of Mr. Tutor’s original 2008 employment agreement; and,
•	Decrease in target annual bonus opportunity to 150% (reduced from 175% under the 2008 employment agreement) with a threshold of 120% and a maximum of 215%.

For a description of material terms of Mr. Tutor’s employment agreement, see pages 37 through 40.

In March 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  For a description of material terms of Mr. Frost’s employment agreement, see pages 40 through 42.

Impact of Accounting and Tax Treatment

We believe that the primary goals of our executive compensation program are to attract and retain valued and important NEOs, to clearly identify for our NEOs the corporate goals and objectives important to Tutor Perini, to motivate our NEOs to achieve these goals and to fairly reward our NEOs for achieving these goals. Accordingly, the accounting and tax treatment of our executive compensation program, while important, is not a determining factor in structuring our program. We appropriately account for our executive compensation and, to the extent consonant with the goals of our executive compensation program, we attempt to structure our executive compensation program to preserve the deductibility of amounts paid to our NEOs. In certain instances, however, we believe that it is our best interest and that of our shareholders, to have the flexibility to pay compensation to our NEOs that is not tax deductible in order to provide a compensation package consistent with our objectives.

Compensation Program Risk Assessment

Management and the Compensation Committee reviewed the Company’s incentive compensation plans and programs and concluded that the plans and programs do not create risks that are reasonably likely to have a materially adverse effect on the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions, and independent Committee oversight of plans and programs. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants which all contribute to a balanced pay program.

Executive Compensation

The table below summarizes the total compensation paid to or earned by each of our NEOs for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Ronald N. Tutor	2012	1,500,058	750,029	2,323,500	843,000	—	—	416,092	5,832,679
Chairman and Chief	2011	1,500,000	—	3,654,000	2,002,500	2,612,600	—	702,800	10,471,900
Executive Officer	2010	1,500,000	—	3,066,000	1,468,500	2,625,000	—	725,000	9,384,500

Michael J. Kershaw	2012	529,183	264,591	169,650	89,136	—	—	45,679	1,098,239
Executive Vice	2011	140,200	250,000	372,600	—	97,600	—	25,600	886,000
President, CFO	2010	—	—	—	—	—	—	—	—

Kenneth R. Burk	2012	600,024	—	258,172	—	511,310	—	47,063	1,416,569
Executive Vice	2011	536,500	250,000	406,000	250,000	398,900	—	59,847	1,901,247
President, CEO	2010	475,000	—	—	—	356,250	—	249,847	1,081,097
Specialty Contractors Group

Robert Band	2012	600,024	—	—	—	—	28,842	58,132	686,998
President, CEO	2011	600,000	—	—	—	597,200	96,000	80,149	1,373,349
Management Services Group	2010	600,000	—	—	—	600,000	108,100	74,263	1,382,363

James A. Frost	2012	724,999	513,777	562,000	—	565,782	—	94,337	2,460,895
Executive Vice	2011	714,600	—	1,218,000	—	—	—	80,250	2,012,850
President, CEO	2010	675,000	—	1,022,000	—	675,000	—	59,150	2,431,150
Civil Group

(1)	The current annual base salaries for our NEOs are: Mr. Tutor, $1,500,000; Mr. Kershaw, $550,000; Mr. Burk, $600,000; Mr. Band, $600,000; and Mr. Frost, $725,000.

(2)	Amounts represent discretionary bonuses as discussed in “Incentive Compensation Plan – Annual Awards” on pages 24 through 27.

(3)
Stock award amounts are based on the fair value of restricted stock units on the date of grant valued at the closing market price of the common stock on that date.  The awards were granted under the Tutor Perini Corporation Long Term Incentive Plans discussed in “Long-Term Incentives” on pages 27 through 28. Option award amounts represent the grant date fair value on the date of grant and are based on the Black-Scholes option pricing model.  The exercise price of these options is equal to the closing price of the common stock on the date of award approval by the Compensation Committee.  The assumptions used to value stock options can be found in Note 11 – Stock-Based Compensation to our Consolidated Financial Statements contained in the 2012 Annual Report to Shareholders.  The options were granted under the Tutor Perini Corporation Long Term Incentive Plan.

(4)
These amounts represent payments made in 2013, 2012 and 2011, based on attainment of pre-tax income goals for 2012, 2011 and 2010 under our incentive compensation plans discussed in “Incentive Compensation Plan –Annual Awards” on pages 24 through 27.  It should be noted that Mr. Tutor’s and Mr. Kershaw’s annual incentive bonuses were based on the achievement of the consolidated target and Mr. Band’s was based on the Management Services Group target.  Based on the 73% and 60% achievement of these targets, respectively, none of these officers achieved an annual incentive plan bonus in 2012.

(5)
Tutor Perini has a non-contributory defined benefit pension plan which was “frozen” as of June 1, 2004, which means that final average earnings and years of service will be determined as of June 1, 2004 for purposes of calculating future benefits. Certain pension benefits payable have been augmented by a benefits equalization plan, or BEP, which was also frozen on June 1, 2004. The amounts presented here represent the difference between the present value of the benefits payable from the pension plan and the BEP as of December 31, 2012, 2011 and 2010, as compared to December 31, 2011, 2010 and 2009. The present values were calculated using the discount rates used to compute our pension benefit obligations at year end, which were 3.58%, 4.10%, 5.18% and 5.84%, for December 31, 2012, 2011, 2010 and 2009, respectively. As the plans are frozen, the change in pension value above is primarily caused by the change in the discount rate and the present value effect of the individual being one year closer to normal retirement age.  Messrs. Tutor, Kershaw, Burk, and Frost do not participate in these plans.

(6)	The following table describes the components of “All Other Compensation” for fiscal year 2012, and the footnotes to follow discuss the valuation methodologies used for each component.

	Ronald N.	Michael J.	Kenneth R.	Robert	James A.
	Tutor	Kershaw	Burk	Band	Frost
(a) Personal use of corporate aircraft	$302,046	$—	$—	$—	$—
(b) Personal financial services	65,989	—	—	—	—
(c) Vehicle expenses	48,057	24,314	24,247	30,037	38,800
(d) Company paid insurance premiums	—	7,861	17,716	22,995	50,449
(e) Company contributions to 401(k)	—	5,100	5,100	5,100	5,088
(f) Relocation and housing expenses	—	8,404	—	—	—
Total	$416,092	$45,679	$47,063	$58,132	$94,337

(a)
Personal use of corporate aircraft – As discussed on page 38 under “Employment Agreements”, Mr. Tutor is entitled to 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet.  The incremental cost to the Company in providing this benefit was calculated based on actual costs incurred for landing and parking fees, catering costs, flight crew member costs and taxes plus an estimate of fuel costs incurred based on the personal hours used multiplied by an estimated cost per gallon of fuel consumed.

(b)
Personal financial services - As discussed on page 38 under “Employment Agreements”, Mr. Tutor is entitled to an allowance covering life insurance and/or personal financial services.  The personal financial services are for accounting and tax matters provided by Company personnel as opposed to outside parties.  The incremental cost to the Company in providing the personal financial services was calculated based on the number of hours personnel worked on Mr. Tutor’s personal financial matters multiplied by their applicable salaried wage rate plus fringe benefits.

(c)
Vehicle expenses – With the exception of Mr. Tutor, we have provided each of our NEOs with leased Company vehicles for business and personal use, or we have provided a car allowance for the NEO.  The incremental cost was calculated as 100% of lease expense on the vehicles plus any fuel and repairs and maintenance that the Company has reimbursed the NEO, or the amount of the car allowance that the NEO has been paid.  The incremental cost calculated for Mr. Tutor represents the fuel costs the Company has paid for on his personal vehicle plus our estimate of the incremental cost in providing a driver to Mr. Tutor.  The incremental cost for the driver was based on the driver’s salary offset by an estimate of cost to provide Mr. Tutor with transportation for business purposes.  It should also be noted that the Company has provided Mr. Frost with a driver, however there was no incremental cost included in the table above as the driver’s salary was offset by an estimate of the costs to provide Mr. Frost with transportation for business purposes that approximated the driver’s salary.

(d)
Company paid insurance premiums – These amounts are the premiums paid for supplemental life and short-term disability insurance policies for our NEOs and represent the costs of programs that are not available generally to all salaried employees.

(e)	Company contributions to 401(k) – These amounts are our contributions to our 401(k) plan.

(f)	Relocation and housing expenses – During 2012, the Company paid for Mr. Kershaw’s relocation expenses to assist in his relocation from Houston, Texas to the Los Angeles, California area.

Grants of Plan-Based Awards Table
									All		Grant
									Other		Date
									Option		Fair
								All Other	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
		Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
		Incentive Plan Awards (1)			Plan Awards (2)			# of Shares	Securities	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	($)

R. Tutor		1,750,068	2,406,343	2,625,102	—	—	—	—	—	—	—
(3)	3/29/2012	—	—	—	—	150,000	—	—	—	—	2,323,500
(3)	3/29/2012	—	—	—	—	150,000	—	—	—	20.33	843,000

M. Kershaw		317,510	396,887	396,887	—	—	—	—	—	—	—
(4)	5/30/2012	—	—	—	—	15,000	—	—	—	—	169,650
(4)	5/30/2012	—	—	—	—	15,000	—	—	—	11.31	89,136

K. Burk		480,019	600,024	600,024	—	—	—	—	—	—	—
(5)	3/29/2012	—	—	—	—	16,667	—	—	—	—	258,172

R. Band		480,019	600,024	600,024	—	—	—	—	—	—	—

J. Frost		579,999	724,999	724,999	—	—	—	—	—	—	—
(6)	5/30/2012	—	—	—	—	50,000	—	—	—	—	562,000
(7)	5/30/2012	354,559	354,559	354,559	—	—	—	—	—	—	—

(1) The Non-Equity Incentive Plan is discussed under “Incentive Compensation Plan-Annual Awards” on pages 24 through 27. These awards were granted in March 2012 contingent upon the attainment of 2012 pre-tax income goals. The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort. As discussed above, the goals were met at various levels of the applicable targets, and the Compensation Committee voted to make the payout at the applicable percentage according to the Incentive Compensation Plan formula to the above individuals in March 2013, consistent with the terms of the Incentive Compensation Plan.  Note that the amount listed for Mr. Tutor is prorated based on his amended employment agreement (before May 31, 2012 the payout as percentages of base salary was 140% threshold, 175% target and 175% maximum).

(2) The Equity Incentive Plan, which consists of the Tutor Perini Corporation Long Term Incentive Plan, is discussed under “Long-Term Incentives” on pages 27 through 28. The restricted stock units awarded are valued at the closing price of the common stock on the grant date.

(3) In May 2009 awards granted to Mr. Tutor included 750,000 restricted stock units and 750,000 stock options which vest in five equal annual tranches of 150,000 restricted stock units and 150,000 stock options from 2010 to 2014 based on the achievement of pre-tax income goals set each year. Accordingly, the grant date fair value of the fourth tranche that was granted in 2012 is reflected above. The stock options are exercisable at a price equal to the closing price on the date of award approval by the Compensation Committee, and are valued based on the Black-Scholes option pricing model. These stock options expire in May 2019.

(4) In May 2012, awards granted to Mr. Kershaw included 15,000 restricted stock units and 15,000 stock options, which vest subject to his continued employment through December 31, 2016. These stock options are valued based on the Black-Scholes option pricing model and expire ten years from the date of award approval by the Compensation Committee.

(5) The November 2010 awards to Mr. Burk included 50,000 restricted stock units, which vest in three equal annual tranches from 2012 to 2014 based on the achievement of pre-tax income goals set each year. Accordingly, the grant date fair value of the second tranche is reflected above.

(6) The May 2012 award to Mr. Frost included 50,000 restricted stock units which vest in 2013 subject to performance metrics as discussed under “Long-Term Incentives” on pages 27 through 28.  Accordingly, the grant date fair value of the restricted stock unit award is valued at the closing price of the Company’s common stock on the grant date.

(7) This award was granted in May 2012 contingent upon the achievement of Civil Group performance metrics discussed under “Incentive Compensation Plan – Annual Awards” on pages 24 through 27.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards(1)					Stock Awards (2)

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald N. Tutor	450,000	150,000	—	20.33	05/28/2019	150,000	2,055,000	—	—
Michael J. Kershaw	—	—	15,000	11.31	05/30/2022	—	—	15,000	205,500
Michael J. Kershaw	—	—	—	—	—	—	—	30,000	411,000
Kenneth R. Burk	40,465	—	—	13.77	09/13/2021	—	—	—	—
Kenneth R. Burk	—	—	50,000	12.54	11/19/2018	66,667	913,338	—	—
Robert Band	—	—	75,000	12.54	11/19/2018	75,000	1,027,500	—	—
James A. Frost	—	—	100,000	26.19	09/05/2018	150,000	2,055,000	50,000	685,000

(1)
As discussed previously, Mr. Tutor was awarded 750,000 options that will vest in five equal annual tranches of 150,000 options each from 2010 to 2014 based upon the achievement of pre-tax income goals set each year. In 2009, 2010 and 2011, the first, second and third tranches were earned and vested in 2010, 2011 and 2012, respectively. These tranches have not been exercised.  In 2012, the fourth tranche was earned and will vest in May 2013, subject to his continued employment through the vesting date. 40,465 of Mr. Burk’s options vested immediately upon grant in September 2011, none of which have been exercised.  Mr. Kershaw’s 15,000 options will vest upon his continued employment through December 31, 2016.  The remaining options for Messrs. Burk and Band are scheduled to vest in November 2013. Mr. Frost’s options vest in September 2013.

(2)	Value is based on the Company’s common stock’s closing market price of $13.70 on December 31, 2012.

(3)
Vesting of the stock awards is scheduled according to the table below.  In 2012, Mr. Frost was awarded 50,000 restricted stock unit awards which vest in 2013 subject to performance metrics as discussed under “Long-Term Incentives” on pages 27 through 28.

	Mar. 2013	May 2013	Jun. 2013	Sept. 2013	Nov. 2013	Oct. 2014	Dec. 2016	Total
Ronald N. Tutor	—	150,000(P)	—	—	—	—	—	150,000
Michael J. Kershaw	—	—	—	—	—	30,000(T)	15,000(T)	45,000
Kenneth R. Burk	16,667(P)	—	—	—	50,000(P)	—	—	66,667
Robert Band	—	—	—	—	75,000(P)	—	—	75,000
James A. Frost	—	—	50,000(P)	150,000(P)	—	—	—	200,000

(P)—Units are performance-vested
(T)—Units are time (service)-vested

Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1) ($)
Ronald N. Tutor	—	—	150,000(P)	1,717,500
Michael J. Kershaw	—	—	—	—
Kenneth R. Burk	—	—	16,666(P)	259,656
Robert Band	—	—	—	—
James A. Frost	—	—	—	—

(1)	Reflects the closing price of the common stock on the vesting date.
(P) These awards are performance-vested.

Pension Benefits for 2012 Fiscal Year

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Ronald N. Tutor		—	—	—
Michael J. Kershaw		—	—	—
Kenneth R. Burk		—	—	—
Robert Band	Pension Plan	35	738,562	—
	BEP	35	674,590	—
James A. Frost		—	—	—

(1)	Assumes retirement occurs at the later of age 62 or current age, in a life annuity form, and a discount rate of 3.58%.

Tutor Perini has a defined benefit pension plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is noncontributory and benefits are based on an employee’s years of service and “final average earnings” (as defined). The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. Tutor Perini also has an unfunded supplemental retirement plan (referred to as the Benefits Equalization Plan, or BEP) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws. Effective June 1, 2004, all benefit accruals under Tutor Perini’s pension plans were frozen; however, the current vested benefit was preserved. Accordingly, our NEOs will not earn additional pension benefits, but they may become eligible for an early retirement benefit (which will be based on their “frozen” normal retirement benefit) based on service after June 1, 2004.

The normal retirement benefit under these plans is equal to:

•	0.75% of “final average earnings”, not in excess of “covered compensation” (each as defined), multiplied by years of service, up to 25; plus

•	1.5% of final average earnings, in excess of covered compensation multiplied by years of service, up to 25.

Our plans provide for early retirement upon either the attainment of age 55 and 10 years of service, or the completion of 25 years of service. Under our plans, a participant who elects early retirement may elect to receive either an immediate early retirement income equal to 91% of his or her normal retirement benefit or a deferred benefit. Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his or her normal retirement benefit. A reduced benefit is available for a participant who elects early retirement and wishes to receive benefits prior to age 62.  The age of Mr. Band is 65.

Termination Benefits - Potential Payments Upon Termination or Change in Control

Employment Agreements

Ronald N. Tutor Employment Agreement

In merging with Tutor-Saliba in September 2008, the Company not only secured enhanced opportunities to acquire a higher volume of quality Civil Group business based on Tutor-Saliba’s resume, but also more closely aligned Mr. Tutor’s compensation with growth in shareholder value.  With regard to Mr. Tutor’s compensation and in entering into the employment agreement with Mr. Tutor in 2008, the Compensation Committee considered a number of factors in developing a range of reasonable total target compensation including: (i) the level of compensation Mr. Tutor had in place in his role as the President and Chief Executive Officer of Tutor-Saliba, prior to merging with the Company, (ii) the compensation philosophies of privately held peer companies which are geared toward earnings, (iii) compensation data from our publicly held peers, and (iv) alignment of Mr. Tutor’s compensation with growth in shareholder value through long-term equity awards.

On June 1, 2012, the Company entered into an amended and restated employment agreement with Ronald N. Tutor (the “Amended Agreement”).  The Amended Agreement supersedes the employment agreement originally entered into with Mr. Tutor on December 23, 2008, and as amended by Amendment No. 1 dated March 20, 2009 (collectively, the “Original Agreement”).

The Amended Agreement extends the initial term of Mr. Tutor’s employment through December 31, 2016.  Mr. Tutor continues to serve as the Company’s Chief Executive Officer, as a member of the Company’s Board of Directors and as Chairman of the Board.  Mr. Tutor’s annual base salary of at least $1,500,000 remains unchanged.   Subject to performance criteria to be determined by the Compensation Committee, effective for periods beginning after June 1, 2012, Mr. Tutor is to be paid an annual bonus of 150% of salary (reduced from 175% under the Original Agreement), which is subject to adjustment pursuant to a formula established by the Compensation Committee for Tutor Perini’s performance above and below target.  Under the Amended Agreement, Mr. Tutor’s incentive-based compensation will be subject to clawback by the Company in the manner required by the Company’s recoupment policy.  Whereas, under the Original Agreement, Mr. Tutor was considered for equity incentives at the discretion of the Compensation Committee, under the Amended Agreement his equity incentives will be based on the achievement of performance criteria to be established in the beginning of each applicable fiscal year for fiscal years 2014 through 2016, commensurate with the extended term of the Amended Agreement.  Mr. Tutor continues to receive various benefits and perquisites including: (i) 150 hours of flying time per calendar year of personal use of Tutor Perini’s business jet, with any unused balance being carried forward to subsequent years while employed; (ii) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions; (iii) 30 days of vacation; and (iv) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Certain perquisites provided to Mr. Tutor under the Original Agreement have been reduced or eliminated such as (i) eliminating the use of an apartment in Las Vegas; and (ii) removing the formal allowance for personal financial services and life insurance policies.

The initial term of the Amended Agreement which ends on December 31, 2016 extends automatically for successive one-year periods, unless the Company or Mr. Tutor notifies the other party in writing at least 90 days in advance of the anniversary date that such party is electing not to extend the term of employment under the Amended Agreement.

Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for six months after the end of his employment (unless his employment is terminated by Tutor Perini without “Cause” or he terminates his employment for “Good Reason” (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees.  Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information.

The Amended Agreement, effective as of September 8, 2013, eliminates the excise tax gross-up obligation requiring the Company to indemnify Mr. Tutor for excise taxes that may be imposed on him by reason of the application of Sections 280G and 4999 of the Internal Revenue Code for payments and benefits that he may receive in connection with a change in control of the Company.

Certain payments would be payable to Mr. Tutor in the event of his termination.  The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2012:

		Base			O/S Equity	Cash Lump	Tax
		Salary	Bonus	Benefits	Awards	Sum	Gross-ups	Total
Triggering Event		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)

A.	Death	—	—	173,084	11,467,500	—	—	11,640,584

B.	Disability	—	—	173,084	11,467,500	—	—	11,640,584

C.	Termination by Employer	—	—	173,084	—	—	—	173,084
	for Cause or by Executive
	without Good Reason

D.	Termination by Employer	—	—	244,724	11,467,500	7,500,290	—	19,212,514
	without Cause or by Executive with Good Reason

E.	Change in Control (7)	—	—	316,364	11,467,500	11,250,435	14,942,269	37,976,568

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2012, Mr. Tutor was not owed any accrued salary.
(2)
The incentive compensation for 2012 performance would be due to Mr. Tutor at the time payment is made to all executives under Events D and E.  No payment would be due under Events A, B or C.  As of December 31, 2012, Mr. Tutor was not owed any unearned bonus.

(3)
Benefits include vacation, health benefits, other insurance and the cumulative unused hours of personal use of the Company’s business jet which would remain available for future use.  Termination under all Events would result in payment for accrued vacation (30 days at 12/31/12, valued at approximately $173,084).  Event D would require continuation of health and insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $71,640 at 12/31/12), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage.  Event E would require continuation of health and insurance benefits for the greater of 36 months or the balance of the employment period, which was 48 months at 12/31/12 (estimated at $143,280), or payment of an after tax amount with which Mr. Tutor could obtain comparable coverage. In all cases, Mr. Tutor would be entitled to the cumulative unused hours as of December 31, 2012 of personal use of the Company’s business jet which would remain available for future use.

(4)
Mr. Tutor had 750,000 restricted stock units and 750,000 stock options awards outstanding at 12/31/12. All outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E.  Mr. Tutor’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.  The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $13.70 on 12/31/12. Additionally, for purposes of Event E, the options have a parachute value of $5,439,585, which gives rise to additional gross-up payments (refer to footnotes (7) and (8) below.)

(5)
A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event D; and three times the sum of annual salary and target bonus in the case of Event E.

(6)
All or a portion of payments made to Mr. Tutor upon a change in control, as defined in his Employment Agreement, may not be deductible to the Company as a result of Section 280G of the Internal Revenue Code.  In the event of a change in control, Mr. Tutor will be entitled to a Tax Gross-up of $14,942,269 to cover the applicable excise taxes under Section 4999.  Under the June 1, 2012 amended and restated employment agreement, this gross-up payment would be eliminated effective as of September 8, 2013.

(7)
This event applies if there is a change in control and Mr. Tutor is terminated other than for cause or disability, if he was terminated in anticipation of a change in control, or if Mr. Tutor terminated the employment agreement for good reason within two years following a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Tutor’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Tutor, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Tutor in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for Cause generally requires written notice to Mr. Tutor and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Tutor is to be terminated for Cause after giving him an opportunity to be heard by the Board.

Mr. Tutor will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; (ii) any reduction in his base salary; (iii) a material diminution in his authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with his position; (v) a relocation of his place of employment to a location more than 50 miles further from the current offices near Los Angeles, California; (vi) any other material breach of the terms in the employment agreement or (vii) the failure of Tutor Perini to have his contract assumed after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, Mr. Tutor must notify Tutor Perini of the existence of the event of Good Reason within 90 days of its occurrence, Tutor Perini must fail to cure the event within 30 days of the notice, and Mr. Tutor must terminate his employment within 10 days of the expiration of such period.

James A. Frost Employment Agreement

On March 21, 2011, the Company entered into an employment agreement with Mr. Frost to have him serve as Executive Vice President and Chief Executive Officer of the Civil Group of the Company.  Mr. Frost has served in this role without an employment agreement since March 23, 2009. As part of the negotiations with Mr. Frost concerning his employment agreement, the Company and he agreed to make the terms of the employment agreement retroactive to June 30, 2009 (the “Effective Date”) in recognition of his contributions to the Company prior to his entering into the employment agreement.

Pursuant to the employment agreement, Mr. Frost will receive an initial annual base salary of $675,000, subject to review and upward adjustment in the discretion of the Company, an annual performance-based cash bonus equal to 100% of his base salary if target performance levels established by the Compensation Committee are satisfied (with greater or lesser amounts paid if performance levels are above or below such target), and will be eligible to participate in the Company’s equity incentive plan. Mr. Frost will be considered for equity incentives at the discretion of the Compensation Committee, and receives various benefits and perquisites including (i) participation in all fringe benefits and perquisites made available generally to senior executives of Tutor Perini, generally on the same terms and conditions, and (ii) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of Tutor Perini, to the extent eligible.  Since the Effective Date, the Company, upon the authority granted to it by the Compensation Committee, has also approved a merit-based increase of $50,000 to Mr. Frost’s annual base salary, resulting in a current annual base salary of $725,000.

The employment agreement has an initial term of five years commencing on the Effective Date, and it renews automatically for successive one-year periods thereafter, unless either party thereto provides at least 60 days’ advance written notice of a decision not to renew.

Pursuant to the terms of the employment agreement, Mr. Frost is subject to a covenant providing that for one year after the end of his employment he will not compete with the Company or solicit certain of its employees.

Certain payments would be payable to Mr. Frost in the event of his termination.  The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2012:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)

A.	Death	—	—	41,827	5,153,500	—	5,195,327

B.	Disability	—	—	41,827	5,153,500	—	5,195,327

C.	Termination by Employer	—	—	41,827	—	—	41,827
	for Cause or by Executive
	without Good Reason

D.	Termination by Employer	—	—	92,491	5,153,500	2,174,997	7,420,988
	without Cause or by Executive
	with Good Reason

E.	Change in Control (6)	—	—	—	5,153,500	—	5,153,500

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Frost. As of December 31, 2012, Mr. Frost was not owed any accrued salary.
(2)
The incentive compensation for 2012 performance would be due to Mr. Frost at the time payment is made to all executives under Event D.  No payment would be due under Events A, B or C.  As of December 31, 2012, Mr. Frost was not owed any unearned bonus.

(3)
Benefits include vacation, health benefits and other insurance.  Termination under all Events would result in payment for accrued vacation (15 days at 12/31/12, valued at approximately $41,827).  Event D would require continuation of health and insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $50,664 at 12/31/12), or payment of an after tax amount with which Mr. Frost could obtain comparable coverage.

(4)
Mr. Frost had 350,000 restricted stock units and 250,000 stock options awards outstanding at 12/31/12. All outstanding equity awards would immediately vest and outstanding options would be exercisable under Events A, B, D and E.  Mr. Frost’s rights with regard to equity and equity-related awards would be governed by the applicable documents under Event C.    The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $13.70 on 12/31/12.

(5)	A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Event D.
(6)
Although Mr. Frost’s employment agreement does not include a “change in control” triggering event, pursuant to the terms of the Long Term Incentive Plan, all outstanding equity awards would immediately vest and outstanding options would be exercisable in the event of a change in control.

Tutor Perini will generally have “Cause” to terminate Mr. Frost’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Tutor Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Tutor Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Tutor Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Frost, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Frost in bad faith or without reasonable belief that his action or omission was in the best interest of Tutor Perini. Any termination for Cause generally requires written notice to Mr. Frost and providing him with 10 days to cure the conduct after such notice. The Board must also vote affirmatively that Mr. Frost is to be terminated for Cause after giving him an opportunity to be heard by the Board.

Mr. Frost will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; or (ii) any reduction in his compensation or benefits.

As of December 31, 2012, none of our other executive officers has an agreement with us providing for termination benefits.  However, under the Long Term Incentive Plan, upon a change in control, all outstanding equity awards, stock options and restricted stock units, immediately vest.  As of December 31, 2012, pursuant to the Long Term Incentive Plan, Messrs. Kershaw, Band and Burk have $652,350, $1,114,500 and $971,338, respectively, of outstanding equity awards that will immediately vest upon a change in control.  The values of the outstanding restricted stock units and the intrinsic value of the stock options were quantified using the Company’s closing share price of $13.70 on 12/31/12.

Director Compensation

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our outside directors consist of an annual retainer fee of $80,000, payable in cash or common stock at each director’s option, plus 1,000 shares of common stock. Directors also receive $900 per Board meeting attended in person and $300 per meeting attended telephonically. Members of the Audit Committee receive $2,000 per meeting attended in person and $500 per meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per meeting attended in person and $300 per meeting attended telephonically.  The Lead Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

The following table sets forth compensation information for 2012 for each member of our Board.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Stock	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (a)	($) (b)	($)	($)	($)	($)	($)

Marilyn A. Alexander	83,000	21,240	—	—	—	—	104,240
Peter Arkley	93,300	11,240	—	—	—	—	104,540
Robert Band	(c)	(c)	(c)	(c)	(c)	(c)	(c)
Willard W. Brittain, Jr.	1,300	—	—	—	—	—	1,300
Anthony R. Coscia	1,800	—	—	—	—	—	1,800
Michael R. Klein	61,600	91,240	—	—	—	—	152,840
Martin R. Melone	49,700	51,240	—	—	—	—	100,940
Robert L. Miller	85,700	11,240	—	—	—	—	96,940
Raymond R. Oneglia	54,100	51,240	—	—	—	—	105,340
Donald D. Snyder	71,100	31,240	—	—	—	—	102,340
Dickran M. Tevrizian, Jr.	7,200	159,670	—	—	—	—	166,870
Ronald N. Tutor	(c)	(c)	(c)	(c)	(c)	(c)	(c)

(a)
Our Board receives an annual retainer fee of $80,000, payable in cash, stock or any combination thereof at the option of each director, which is reported here.  In 2012, Mr. Tevrizian was paid $140,000 which included a pro-rated annual retainer fee of $60,000 for the service period from September 2011 to May 2012 all of which he elected to receive in stock. The details of each director’s election pertaining to the $80,000 retainer payment are as follows:

	Cash		Share	Stock
Name	Payment ($)	# Shares	Price * ($)	Value ($)

Marilyn A. Alexander	70,000	889	11.24	10,000
Peter Arkley	80,000	—	—	—
Michael R. Klein	—	7,117	11.24	80,000
Martin R. Melone	40,000	3,558	11.24	40,000
Robert L. Miller	80,000	—	—	—
Raymond R. Oneglia	40,000	3,558	11.24	40,000
Donald D. Snyder	60,000	1,779	11.24	20,000
Dickran M. Tevrizian	—	12,455	11.24	140,000

* Closing price on date of grant.

(b)
As part of their annual retainer fee, our directors receive 1,000 shares of common stock, valued at the closing price on the date awarded.  In 2012, Mr. Tevrizian received 1,750 shares of common stock which includes pro-rated annual retainer fee for the service period from September 2011 to May 2012.

(c)	Mr. Band and Mr. Tutor are NEOs, whose compensation appears on the Summary Compensation Table. They do not receive director’s fees.

Mr. Klein has an outstanding equity award in the form of 100,000 restricted stock units that will vest on September 4, 2013.  None of our other non-employee directors have any outstanding equity awards as shares of common stock are typically only issued to non-employee directors as part of their annual retainer fee.

In 2012, the Company implemented a policy requiring the NEOs as well as outside directors and other executives designated by the Compensation Committee to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, outside directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted the Code of Business Conduct and Ethics for all executive officers, directors and employees that addresses potential conflict of interest situations, including related party transactions. Under this policy, any questions are required to be directed to our chief compliance officer, and suspected violations are required to be reported to either the chief compliance officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties, and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee and the Board, as applicable, in accordance with our policies. In addition, we believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these transactions were consummated.

Merger With Tutor-Saliba Corporation

On September 8, 2008, we completed the merger with Tutor-Saliba pursuant to an agreement and plan of merger between us, Tutor-Saliba, Ronald N. Tutor and shareholders of Tutor-Saliba.  The merger and related transactions were recommended to the Board by the Special Committee which included only independent and disinterested directors.  Subsequent to the approval of the merger by our shareholders, we issued 22,987,293 shares of common stock to the shareholders of Tutor-Saliba in exchange for 100% of the outstanding capital stock of Tutor-Saliba.  Mr. Tutor served as our Chairman and Chief Executive Officer prior to the merger and continues in that role pursuant to his Employment Agreement (See “Employment Agreements” on pages 37 through 40).  In addition, Mr. Tutor controls two trusts that collectively owned 96% of the outstanding stock of Tutor-Saliba prior to the merger.  As a result of the merger, Mr. Tutor, through these two trusts, became the beneficial owner of approximately 43% of the outstanding common stock.  The shares owned by the two trusts are subject to certain restrictions contained in the Amended Shareholders Agreement between Mr. Tutor, us and other former Tutor-Saliba shareholders as described below.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini.  The shareholders agreement was amended by a first amendment dated September 17, 2010, a second amendment dated June 2, 2011,  a third amendment dated September 13, 2011, and the fourth amendment dated March 20, 2013, which revised the transfer restrictions contained in the shareholders agreement to permit Ronald N. Tutor and certain trusts controlled by Ronald N. Tutor to freely transfer 100% (up from 30% in the original shareholders agreement) of the shares of Company common stock they received in the 2008 merger with Tutor-Saliba, so long as such transfer prior to March 20, 2013, does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company's common stock to any third party or group of affiliated third parties (collectively the “Amended Shareholders Agreement”), provided that such termination shall not relieve any party of liability for such party’s breach of Section 5 prior to such termination.  Mr. Tutor requested this amendment to provide the flexibility to manage his portfolio in the manner he deems most appropriate.

Composition of the Board of Directors

The Amended Shareholders Agreement provides that the shareholder representative has the right to designate two nominees for election to the Board for so long as the Tutor Group (Mr. Tutor and the two trusts he controls) owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but more than 11.25% of the outstanding shares of common stock. In addition, for so long as Mr. Tutor serves as the Chief Executive Officer of Tutor Perini, he will be nominated for election to the Board.  At each meeting of shareholders at which directors are to be elected, we have agreed to nominate for election to the Board and recommend the election of the shareholder representative’s designees and Mr. Tutor (as long as he serves as our Chief Executive Officer), subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

Voting Restrictions

Pursuant to the Amended Shareholders Agreement, the Tutor Group will vote all of their shares of common stock in support of the Board’s slate of directors.

In addition, on all other matters to be voted on by shareholders, the Amended Shareholders Agreement provides that the Tutor Group will vote their shares of common stock that are, in the aggregate, equal to up to 20% of the voting power of the outstanding shares in their discretion and the balance of their shares in the same proportions as all other shares of common stock (excluding the Tutor Group) are voted on such matter.

These restrictions on voting remain in effect until the later of the third anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the aggregate issued and outstanding shares of common stock.

Standstill

Pursuant to the Amended Shareholders Agreement, until the later of the third anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the outstanding shares of common stock, the Tutor Group may not take certain actions that may be deemed to be actions to obtain control of Tutor Perini, including:

●
acquiring or offering to acquire shares of the common stock that will result in the Tutor Group collectively owning shares of stock equal to more than the percentage of the total outstanding shares of common stock to be held by them at the effective time of the merger (approximately 43%);

●	directly or indirectly soliciting proxies;

●	forming a “group” within the meaning of the federal securities laws;

●	granting any proxies or voting power with respect to their shares or depositing any shares in a voting trust;

●	initiating shareholder proposals;

●	seeking election of new board members or replacement of current board members;

●	seeking to call shareholder meetings;

●	making any public announcement or proposal with respect to any form of business combination transaction involving Tutor Perini; or

●	seeking publicly to have Tutor Perini waive, amend or modify any of the standstill provisions contained in the Amended Shareholders Agreement.

These standstill restrictions will not prohibit or restrict any action taken by a director or designee of the shareholder representative as a member of the Board or the exercise of any voting rights with regard to shares of the common stock.

These standstill restrictions terminated effective November 16, 2012 when the Tutor Group’s ownership percentage decreased to less than 20% of the outstanding shares of common stock of the Company.

Transfer Restrictions

As discussed above, the recent amendments to the shareholders agreement have revised the transfer restrictions contained in the shareholders agreement to permit Ronald N. Tutor and certain trusts controlled by Ronald N. Tutor to freely transfer 100% (up from 30% in the original shareholders agreement) of the shares of Company common stock they received in the 2008 merger with Tutor-Saliba Corporation, so long as such transfer does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company's common stock to any third party or group of affiliated third parties.  In addition, all transfer restrictions under the Amended Shareholders Agreement terminated on March 20, 2013. Notwithstanding the foregoing, the Tutor Group shareholders may transfer or dispose of shares of the common stock in any transactions approved by a majority of the Board, excluding Mr. Tutor and the directors designated by him in his capacity as the shareholder representative.

Registration Rights

Pursuant to the Amended Shareholders Agreement, Tutor Perini has agreed to give the Tutor Group certain registration rights with respect to the shares of the common stock acquired pursuant to the merger.  After March 8, 2009, subject to the continuing effect of the transfer restrictions set forth in the Amended Shareholders Agreement noted above, the shareholder representative may require Tutor Perini, on up to three occasions, to register shares of common stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering.  Tutor Perini is responsible for paying the expenses of any such registration.

If we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right not to effect a requested registration. Tutor Perini is responsible for paying the expenses of any such registration.

Leased Property

We lease certain facilities from Ronald N. Tutor and an affiliate owned by Mr. Tutor under non-cancelable operating lease agreements with monthly payments of $180,000, which increase at 3% per annum beginning August 1, 2009 and expire on July 31, 2016.  Lease expense for these leases recorded on a straight-line basis was $2.3 million for the year ended December 31, 2012.

O&G Joint Ventures

Raymond R. Oneglia, one of our directors, is the Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”). We have occasionally participated in joint ventures with O&G. As of December 31, 2012 the Company had a 30% interest in a joint venture with O&G as the sponsor for a highway reconstruction project with an estimated total contract value of approximately $361 million and a scheduled completion in 2017.  The Company’s share of revenues related to this joint venture amounted to $19.3 million (or less than 1%) of the Company’s consolidated revenues in 2012.  The Company’s participation in this joint venture was reviewed by the Audit Committee in accordance with the Company’s policy.  O&G’s cumulative holdings of the Company’s stock as of December 31, 2012 were 600,000 shares, or 1.26% of total common shares outstanding as of December 31, 2012.

Guaranty of Tutor-Saliba Surety Bonds

Prior to our merger with Tutor-Saliba, Mr. Tutor, who was the controlling shareholder, Chairman, President and Chief Executive Officer of Tutor-Saliba, was regularly required to provide personal guaranties of Tutor-Saliba’s obligations to insurance companies that provided surety bonds in connection with certain of Tutor-Saliba’s construction projects.  As a result of the merger, we do not expect that Mr. Tutor will be required to continue providing personal guaranties to support Tutor-Saliba’s obligations, given the combined balance sheet of Tutor Perini and Tutor-Saliba.  As contemplated by the terms of the merger agreement, Tutor Perini is working to replace Mr. Tutor as a guarantor on the remaining Tutor-Saliba surety bond obligations.  At present there are three remaining Tutor-Saliba projects that involve surety bonds for which Mr. Tutor provided a personal guaranty prior to the merger.  These projects are in the final stages of completion, and the aggregate remaining surety bond exposure on these projects is approximately $6.4 million.  We have not paid Mr. Tutor any additional compensation for remaining as a guarantor of these obligations following completion of the merger.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Tutor Perini’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership of the common stock (including options and warrants to acquire common stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Raymond R. Oneglia, a Director, had one late Form 4 filed on his behalf on June 1, 2012 to report one transaction that was not reported on a timely basis due to an oversight. He has owned 500 shares of the Company’s common stock since 2006 as a trustee of the Raymond A. Oneglia Trust (Father’s Trust).

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of March 20, 2013 of the common stock by each director; each executive officer named in the summary compensation table; all directors and executive officers as a group; and all persons we know to hold in excess of 5% of the common stock.  In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Shares of Common Stock
	Beneficially Owned on
	March 20, 2013
	(1) (2)
Name	Shares		%

Directors and Executive Officers
Ronald N. Tutor	8,706,375	(3)(4)	18.3%
Michael R. Klein	464,309	(5)	**
James A. Frost	314,142	(6)	**
William B. Sparks	122,593	(7)	**
Robert Band	79,940		**
Robert L. Miller	72,711		**
Kenneth R. Burk	51,075		**
Raymond R. Oneglia	27,965	(8)	**
Peter Arkley	22,000		**
Dickran M. Tevrizian, Jr.	16,205		**
Donald D. Snyder	9,210	(9)	**
Marilyn A. Alexander	6,993		**
Martin R. Melone	5,558		**
Anthony R. Coscia	-		**
Michael J. Kershaw	-		**

All Directors and Executive Officers as a Group (15 persons)	9,899,076		20.8%

Beneficial Ownership of 5% or More
Ronald N. Tutor, 15901 Olden Street, Sylmar, CA 91342	8,706,375	(3)	18.3%
Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,891,272	(10)	6.1%
Total beneficial owners of more than 5% of Tutor Perini common stock	11,597,647		24.4%

**	Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of March 20, 2013 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. There were no options exercisable or restricted stock units vesting within 60 days of March 20, 2013.

(2)	Based on 47,572,359 shares of common stock outstanding as of March 20, 2013.
(3)
Based on 8,123,120 shares held by Ronald N. Tutor Separate Property Trust and 583,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, both trusts controlled by Ronald N. Tutor and parties to the Amended Shareholders Agreement; see “Amended Shareholders Agreement” on page 44.

(4)	Includes 5,021,751 shares that have been pledged as collateral for a line of credit.
(5)	Includes 100,000 restricted stock units that will vest on September 4, 2013.
(6)	Includes 229,861 shares that have been pledged as collateral for a loan.
(7)	All of these shares have been pledged as collateral for a loan.
(8)
Does not include 600,000 shares owned by O&G Industries, Inc. for which Mr. Oneglia serves as the Vice Chairman and as a director.  Mr. Oneglia disclaims beneficial ownership of all 600,000 shares, except to the extent of his pecuniary interest therein.

(9)	All of these shares have been pledged as collateral for a line of credit.
(10)	According to Schedule 13G filed with the SEC on February 11, 2013.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche, LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2013. Although shareholder approval of the selection of Deloitte & Touche, LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2013 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte & Touche, LLP.  Deloitte & Touche, LLP has been our independent registered public accounting firm since 2002.  Representatives of Deloitte & Touche, LLP will be present at the 2013 Annual Meeting of Shareholders, will have the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2012 and 2011, we retained Deloitte & Touche, LLP to provide services in the following categories and amounts:

	2012	2011
Audit Fees	$3,470,000	$2,865,000
Audit-Related Fees (1)	148,000	570,290
Tax Fees	517,500	15,000
Total Fees	$4,135,500	$3,450,290

(1) Audit-related fees were primarily for assurance services and services that are not required by statute or regulation.

Deloitte & Touche, LLP has confirmed to the Audit Committee and us that it complies with all rules, standards and policies of the Public Company Accounting Oversight Board, the Independence Standards Board and the SEC rules governing auditor independence.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm
The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL 3: AN ADVISORY (NON-BINDING) VOTE ON TUTOR PERINI’S EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company seek a non-binding advisory vote from its shareholder to approve the compensation of our NEOs as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this proxy statement.

As described in detail in the CD&A, we seek to provide our executives with appropriate incentives to drive the success of our business. We strive to design programs that are performance-based and that encourage executives to further the overall business strategy of the company. We provide compensation that is competitive to retain high-quality executives to produce successful results for shareholders.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the CD&A and the related tables and narrative disclosures. We believe that the Company’s NEO compensation programs have been effective at appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry.

The vote on this resolution is advisory and therefore not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with the on-going evaluation of the Company’s compensation programs.

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation awarded by the Company to the Named Executive Officers, as described in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2014 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 18, 2013 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2014 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 29, 2014, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2014 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Tutor Perini’s bylaws require that Tutor Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2014 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than December 2, 2013, nor later than March 3, 2014. If the 2014 Annual Meeting of Shareholders is advanced by more than 7 calendar days from May 29, 2014, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini bylaws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2014 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2014 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our bylaws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Please see “Nominations for Director” on page 11 for a description of the requirements for submitting a candidate for nomination as a director at the 2014 Annual Meeting of Shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location:

Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this proxy statement, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 21, 2013 in order to receive them before the Annual Meeting of Shareholders on May 29, 2013.

TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS  BELOW IN  BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS    PROXY CARD  IS  VALID   ONLY  WHEN    SIGNED   AND    DATED.

	For	Withhold	For All	To withhold authority to vote for any
	All	All	Except	individual nominee(s), mark “For All
The Board of Directors recommends you vote FOR the following:				Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors
Nominees

01 Ronald N. Tutor	02 Marilyn A. Alexander	03 Peter Arkley	04 Robert Band	05	Michael R. Klein
06 Martin R. Melone	07 Robert L. Miller	08 Raymond R. Oneglia	09 Donald D. Snyder	10	Dickran M. Tevrizian Jr

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2 The ratification of the selection of Deloitte & Touche, LLP, independent registered public accountants, as auditors of Tutor Perini Corp. for the fiscal year ending December 31, 2013.	☐	☐	☐

3 Advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign  exactly as your  name(s) appear(s)  hereon.  When  signing as attorney, executor, administrator, or  other  fiduciary, please  give  full title as such.  Joint owners should  each sign  personally. All holders  must sign. If a corporation or  partnership, please  sign  in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

For shareholders who would prefer to receive a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (as filed with the Securities and Exchange Commission, except for exhibits), it will be furnished without charge upon written or oral request to:

Tutor Perini Corporation
Attn: Investor Relations Dept.
15901 Olden Street
Sylmar, CA 91342

Telephone (818) 362-8391
E-mail: investor.relations@tutorperini.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

TUTOR PERINI CORPORATION
Annual Meeting of Shareholders
May 29, 2013 10:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Robert Band and Michael J. Kershaw, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM Pacific Daylight Time on May 29, 2013 at 15901 Olden Street, Sylmar, CA 91342, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side